Exhibit 2.1

EXECUTION

PURCHASE AND SALE AGREEMENT

by and among

The Entities listed on Schedule P hereto as “Buying Entities”

(individually and collectively, “Buyer”)

The Entities listed on Schedule P hereto as “Selling Entities”

(the “Sellers”)

Jeffrey A. Goldshine, Douglas B. Noble, and MaryCatherine Rumsey

(the “Signatory Owners”)

and Kindred Healthcare Operating, Inc.

(“Buyer Guarantor”)

Dated As Of

October 24, 2005

EXECUTION

2.13	Payment Programs	21

2.14	Compliance with Laws	23

2.15	Employment Matters	24

2.16	Benefit Plan Compliance with Provisions of Applicable Law	26

2.17	No Undisclosed Liability	27

2.18	No Brokers	28

2.19	Taxes	28

2.20	List of Contracts	28

2.21	Real Properties	30

2.22	Leases of Real Property	32

2.23	Financing Statements	32

2.24	Transactions With Affiliates	32

2.25	Insurance	32

2.26	Inventory	33

2.27	Intellectual Property	33

2.28	Credits	33

2.29	Census and Payor Mix Statements	33

2.30	Environmental and Safety Matters	34

2.31	Care of Patients	34

2.32	BCBSMA Contracts	35

2.33	Disclosure	35

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		35

3.1	Organization, Good Standing and Qualification	35

3.2	Authorization; Binding Agreement	35

3.3	Legal Proceedings	35

3.4	No Brokers	36

3.5	No Violation	36

3.6	BCBS Relationship	36

ARTICLE IV COVENANTS		36

4.1	Conduct of Sellers’ Business Pending Closing	36

4.2	Notice by Sellers of Certain Events	38

4.3	Consents and Approvals	38

4.4	Governmental Approvals	39

4.5	Access to Information; Delivery of Financial Statements	41

4.6	Cost Reports	43

4.7	Inventory	43

4.8	Closing Balance Sheets; Final Balance Sheets	43

4.9	Preservation of and Access to Certain Records; Cooperation	43

4.10	Maintenance of Insurance Coverage	44

4.11	Use of Medicare and Medicaid Provider Numbers	44

4.12	Recovery as a Result of Tax Abatement	45

4.13	Release of Liens; Conveyance of Assets	45

4.14	Buyer Closing Deliveries	45

4.15	Exercise of the Braintree Option	45

4.16	Right of First Refusal	45

4.17	Sellers’ Staffing Contracts	46

4.18	Certain Real Estate Matters	46

ARTICLE V CONFIDENTIALITY; NON-COMPETITION		46

5.1	Confidentiality	46

5.2	Non-Competition and Non-Solicitation	47

ARTICLE VI CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE AND TO SELLER’S PERFORMANCE		49

6.1	Conditions to Buyer’s Obligations	49

6.2	Conditions to Sellers’ Obligations	53

6.3	No Injunction or Action	54

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		54

7.1	Survival of Representations and Warranties	54

7.2	Indemnification by Sellers and Signatory Owners	55

7.3	Indemnification by Buyer	57

7.4	Indemnification Procedures	58

ARTICLE VIII MISCELLANEOUS		59

8.1	Termination	59

8.2	Notice of Termination	60

8.3	Expenses	60

8.4	Entire Subject Matter; Amendment	60

8.5	Assignment	61

8.6	Counterparts	61

8.7	Governing Law	61

8.8	Schedules and Exhibits	61

8.9	Severability	61

8.10	Notices	61

8.11	Representation by Counsel	62

8.12	Construction	62

8.13	Headings	62

8.14	Waivers	62

8.15	Limitations on Representations and Warranties	63

SCHEDULE AND EXHIBITS LIST		58

EXECUTION

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of the 24th day of October, 2005 (the “Effective Date”), by and among those entities listed on Schedule P hereto as buying entities (individually and collectively, “Buyer”), those entities listed on Schedule P hereto as selling entities (“Sellers”) and Jeffrey A. Goldshine, Douglas B. Noble, and MaryCatherine Rumsey (“Signatory Owners”), and solely for purposes of Article III hereof and the Guaranty, Kindred Healthcare Operating, Inc. (“Buyer Guarantor”).

R E C I T A L S

WHEREAS, Sellers currently operate two chronic disease hospitals, with four satellite hospital facilities, eleven additional nursing homes and four assisted living facilities (such facilities and the businesses conducted and services provided at such facilities are referred to herein collectively as the “Facilities”). Licensed beds, beds in service, locations, DON approvals for non-operating facilities, owning entity, ownership of the owning entity, availability of 12 bed exemption, and DON guideline beds for each Facility are as set forth on Schedule R-1 hereto;

WHEREAS, Seller Owners own, collectively, all of the legal and beneficial ownership interests in Sellers as set forth on Schedule R-1, excepting only those other ownership interests as are set forth on Schedule R-1, and as such are the beneficiaries of the purchase and sale contemplated by this Agreement;

WHEREAS, as additional consideration, and as a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers and Signatory Owners wish to make certain representations, warranties, indemnities, covenants and agreements relating to the Facilities and the Assets;

WHEREAS, capitalized terms (and certain other terms, whether capitalized or not) used but not defined herein shall have the meanings set forth on Schedule R-2 hereto;

WHEREAS, Sellers desire to sell and Buyer desires to purchase the Assets; and

WHEREAS, Sellers, Signatory Owners and Buyer wish to enter into this Agreement in order to set forth the definitive terms and conditions upon which Buyer will purchase the Assets and certain other matters related thereto.

NOW, THEREFORE, in consideration of the mutual promises and covenants, subject to the conditions hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Assets to be Purchased. Upon the terms and subject to the conditions contained herein, on the Closing Date (as hereinafter defined) Sellers shall sell, convey, transfer, deliver and assign to Buyer and Buyer shall purchase and acquire from Sellers all of Sellers’ right, title and interest in and to all of the properties, businesses and assets of every kind, character and description, real, personal and mixed, tangible and intangible, wherever located (except those assets of Seller specifically described in Section 1.2 below) used in or for the benefit of the Facilities (collectively, the “Assets”), free and clear of all Liens other than (a) Assigned Real Property Leases, (b) Assigned Personal Property Leases, and (c) Permitted Exceptions, including but not limited to:

(a) All real property owned by any Seller, including without limitation that certain real property at the locations on Schedule R-1 hereto, as more particularly described in Schedule 1.1(a) hereto, and all buildings and improvements thereon and easements, rights, interests and other appurtenances thereto, including, without limitation, all attached fixtures, trade fixtures and built-in appliances (collectively the “Owned Real Property”), together with any and all transferable warranties, guarantees and service contracts respecting any of the foregoing (as hereinafter defined).

(b) All real property leased by any Seller, including without limitation that certain real property at the locations on Schedule R-1 hereto, as more particularly described in Schedule 1.1(b) hereto (the “Leased Real Property”), and all tenant improvements thereon (regardless of whether they are accounted for as an asset on the books of any landlord, any Seller or Seller Owner or any of their respective Affiliates, or any third party) and all rights, interests and other appurtenances thereto, together with any and all transferable warranties, guarantees and service contracts respecting any of the foregoing (collectively, the Owned Real Property and Leased Real Property are referred to as the “Real Property”);

(c) All tangible personal property, including all furniture, fixtures, motor vehicles, machinery and equipment (collectively, “Equipment”) used or useful in the Facilities, including but not limited to those items listed on Schedule 1.1(c) attached hereto which have not been disposed of in the ordinary course of business as of the Closing Date, except those items specifically listed on Schedule 1.2, plus any other tangible personal property acquired on or prior to the date of the Closing, and any and all transferable warranties, guarantees and service contracts respecting the Equipment, provided that to the extent set forth on Schedule 1.1(c), certain of the Equipment is and will be transferred subject to operating leases identified as Assigned Personal Property Leases and Assigned Real Property Leases on Schedule 2.8 and Schedule 2.22(a), respectively;

(d) All inventories, supplies, medical supplies, drugs, food and other disposables and consumables (including food and other perishable and disposable items) in stock at the Facilities (collectively, the “Supplies”) on the date of the Closing;

(e) All patient and resident funds accounts that the Facilities or Sellers maintain for the benefit of patients and residents, all funds deposited with the Facilities or Sellers by patients, residents or others in connection with the business or operations of the Facilities or Sellers, including without limitation entrance deposits received in connection with the Facilities that are assisted living facilities, and all accrued interest (whether or not payable to patients, residents or third-party payment sources) on any of the foregoing (collectively, “Credits”), provided, however, that to the extent such Credits are held by a Seller in trust, such Seller shall convey such funds to Buyer in trust for the benefit of the beneficiaries of same, which funds Buyer shall hold in compliance with applicable state and federal law;

(f) All books and records, financial records, files, patient records and any and all documents of any kind whatsoever, whether in hard copy or on computer tapes and disks or otherwise, of Sellers related to the operation of the Facilities;

(g) Any and all architectural and engineering plans and documents, blueprints and other similar documents related to the Real Property in Sellers’ possession or control;

(h) All Intellectual Property set forth on Schedule 1.1(h), Assigned Contracts, Assigned Personal Property Leases, Assigned Real Property Leases and Licenses (to the extent such Licenses are transferable); and

(i) All goodwill, software, prepaid expenses, deposits, Seller policies and procedures, and telephone and facsimile numbers, in each case, only to the extent such item relates to or is used by or at one or more of the Facilities.

1.2 Assets Retained by Sellers. Notwithstanding any other provision of this Agreement, the Assets shall not include the following (referred to herein as the “Retained Assets”): (i) any of Sellers’ cash, cash-equivalents, notes receivable and accounts receivable, except to the extent that any of the foregoing constitute Credits, (ii) Sellers’ stock record books and similar ownership records and corporate record books exclusively related to Sellers’ legal organizations, (iii) Sellers’ ownership interest in other entities, including without limitation, entities that are engaged in the business of durable medical equipment (“DME”) sales and rental, home health agency, personnel staffing agency, and other businesses, (iv) all of Sellers’ Intellectual Property other than that set forth on Schedule 1.1(h), (v) all Retained Contracts and all rights arising thereunder, (vi) all goodwill, software, prepaid expenses, Seller policies and procedures, and telephone and facsimile numbers, in each case, only to the extent such item does not relate to and is not used by or at one or more of the Facilities, (vii) those items specifically listed on Schedule 1.2, (viii) all deposits for utilities, except to the extent that the foregoing constitute Credits, (ix) all refunds of and claims under insurance policies, (x) all refunds, claims and adjustments for Taxes for the period prior to the Closing, (xi) all monies held in retirement programs and benefit plans, (xii) letters of credit, (xiii) all bonds, mutual fund shares and other securities and investment interests and (xiv) any Action arising out of the operation of the Facilities prior to the Closing.

1.3 Assumed Obligations. At Closing, Buyer shall assume and agree to pay the following (the “Assumed Obligations”): (i) obligations expressly assumed in this Agreement; (ii) those expenses to be paid after Closing which are expressly prorated as payments to be made by Buyer pursuant to Section 1.9; (iii) obligations arising from events occurring on or after the Closing Date under those agreements and contracts designated specifically on Schedule 2.8 as Assigned Personal Property Leases, on Schedule 2.22(a) as Assigned Real Property Leases and on Schedule 2.20(a) as Assigned Contracts, except to the extent that any such obligations result from, arise out of, relate to, or are caused by, any one or more of the following: (a) a breach of any of the Assigned Personal Property Leases, Assigned Real Property Leases or Assigned Contracts occurring prior to the Closing Date; (b) a breach of warranty, infringement or violation of law occurring prior to the Closing Date; (c) an event or condition occurring or existing prior to the Closing Date which, through the passage of time or the giving of notice or both, would constitute a breach or default by Seller under any of the Assigned Personal Property Leases, Assigned Real Property Leases or Assigned Contracts; or (d) an inaccuracy in or breach of any representations or warranties made by any Selling Parties in this Agreement, as if made on and as of the Closing Date; and (iv) all retention bonuses and payments under Sellers’ referral bonus plan and tuition reimbursement plan, all as listed on Schedule 1.5(b), if and when they become due and payable, for Transferring Employees. For purposes of this Section 1.3, “Closing Date” shall mean the date upon which Buyer’s licenses to operate the Facilities are effective, which the Parties anticipate will be the day following the actual Closing Date. At Closing, Buyer and Sellers shall enter into an assignment and assumption of lease for each of the Assigned Real Property Leases whereby Buyer shall assume the Assigned Real Property Leases and shall perform all of Sellers’ covenants, obligations, conditions and agreements thereunder arising on account of periods from and after the date of Closing. Buyer shall pay all rents or other sums payable with respect to the Assigned Real Property Leases for periods commencing with the Closing Date and Sellers shall pay all rents or other sums payable with respect to the Assigned Real Property Leases and the other real property leases between any Seller, on one hand, and HCR or HCPI, on the other hand, prior to and including the Closing Date except for those matters apportioned pursuant to Section 1.9.

1.4 No Assumption of Liabilities. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER DOES NOT ASSUME AND SHALL NOT BE LIABLE FOR ANY OF THE DEBTS, OBLIGATIONS OR LIABILITIES OF ANY SELLER, ANY SELLER OWNER, ANY AFFILIATE OF ANY SELLER OR SELLER OWNER OR THE FACILITIES, WHENEVER ARISING AND OF WHATEVER TYPE OR NATURE. In particular, but without limiting the foregoing, Buyer shall not assume, and shall not be deemed by anything contained in this Agreement (other than to the extent expressly provided in Section 1.3—“Assumed Obligations”) to have assumed and shall not be liable for any debts, obligations or liabilities of any Seller, any Seller Owner, any Affiliate of any Seller or Seller Owner, or the Facilities, whether known or unknown, contingent, absolute or otherwise and whether or not they would be included or disclosed in financial statements prepared in accordance with GAAP (the “Retained Liabilities”). Without limitation of the foregoing, Sellers’ Retained Liabilities shall include debts, liabilities and obligations: (a) under any lease, contract or other agreement to which any Seller or Seller Owner is a party or by which any Seller, any Seller Owner or any Facility is bound that has not been listed as an Assigned Contract or an Assigned Personal Property Lease or Assigned Real Property Lease on the applicable Schedule hereto; (b) with respect to any Assigned Contract, Assigned Real Property Lease or Assigned Personal Property Lease, arising from the period prior to the Closing Date other than executory obligations to be performed in the ordinary course of business following the Closing; (c) arising out of any collective bargaining agreement to which any Seller or any Seller Owner is a party, including but not limited to grievances, arbitrations, unfair labor practice charges, or any matters before the National Labor Relations Board; (d) for any Employee Benefit Plan; (e) for any obligation for Taxes, except as apportioned between the parties pursuant to Section 1.9; (f) for any liability for local or state sales, use or transfer tax and taxes that may be imposed upon the sale or assignment of the Assets pursuant to this Agreement and the several Assignment and Assumption and Bill of Sale agreements to be delivered hereunder, regardless of when such obligations may become known and due; (g) for any damages or injuries to persons or property or for any tort or strict liability arising from events, actions or inactions in the operation of the Facilities or related thereto on or prior to the Closing Date; (h) arising out of any litigation arising with respect to the period through the Closing Date, whether or not threatened or pending on or before the Closing Date, including but not limited to proceedings before the Equal Employment Opportunity Commission and/or Massachusetts Commission Against Discrimination, except for obligations arising out of Assigned Contracts involving tax abatement litigation (“Tax Abatement Litigation”); (i) incurred by any Seller or by the Facilities for borrowed money, including capital lease obligations; (j) for any accounts payable of any Seller or any Affiliate of any Seller, or any Seller Owner; (k) for amounts due or that may become due to Medicare, Medicaid or any other health care reimbursement or payment intermediary, or other third party payor for services provided through the Closing Date on account of Medicare or Medicaid cost report adjustments or other payment adjustments attributable to any period through the Closing Date, or any other form of Medicare, Medicaid or other health care reimbursement recapture, adjustment or overpayment whatsoever, including fines and penalties, with respect to any period prior to the Closing Date; (l) for all fees and expenses incurred by the Sellers or Seller Owners in connection with this Agreement and the transactions contemplated hereby, including legal, accounting and investment banking fees and expenses; (m) any Losses attributable to the period prior to the Closing arising from any failure to comply with Rogers Laws; and (n) with respect to (i) actions or omissions of or on behalf of any Seller or Seller Owner on or prior to the Closing Date or (ii) events, conditions or circumstances occurring or existing at, on, under or with respect to one or more of the Facilities or the Real Property on or prior to the Closing Date. The intent and objective of Buyer and Sellers and Signatory Owners is that, except for liabilities explicitly assumed by Buyer hereunder (including to the extent specified in Section 1.6(c)), Buyer does not assume, and no transferee liability shall attach to Buyer pertaining to, any of the Retained Liabilities.

1.5 Employees. Effective as of the Closing Date, (A) Buyer or an Affiliate of Buyer shall offer employment to substantially all of the employees of each Seller who are principally employed in Sellers’ businesses (collectively, the “Seller Employees”), provided that such employee (i) is listed on Schedule 1.5 attached hereto or becomes employed in the ordinary course of business after the date thereof, (ii) agrees to release of his or her employment files to Buyer or its Affiliates prior to Closing, (iii) passes or passed when hired by Seller a pre-employment background check, (iv) is employed at Closing, and (v) has the unrestricted ability to provide federally reimbursed services, and (B) Sellers will terminate the employment of the Seller Employees who have accepted Buyer’s or its Affiliate’s offer of employment. Those Seller Employees who accept Buyer’s or its Affiliate’s offer of employment as of the Closing Date upon the terms and conditions offered by Buyer shall be designated on Schedule 1.5 as “Transferring Employees” and referred to hereinafter as such. Sellers acknowledge and agree that they are responsible for paying to the Transferring Employees all compensation and benefits earned through the Closing Date. Schedule 1.5 sets forth with respect to each Transferring

Employee such person’s position, date of hire, current salary, accrued and earned time off pursuant to Sellers’ policies regarding the same including, without limitation, floating holidays, accrued vacation and personal time off (“Accrued Time Off”), earned vacation and personal time off (“Earned Time Off” and, together with the Accrued Time Off, the “Time Off”) and the amount of any other accrued benefits to which such person may be entitled or for which such person has made written claim to Sellers. In addition, Schedule 1.5 sets forth with respect to each Transferring Employee such person’s accrued and earned sick time (“Sick Time”) pursuant to Sellers’ policies regarding the same. At the Closing, Sellers shall provide an updated Schedule 1.5 as of the Sellers’ last payroll cycle prior to Closing (the “Estimated PTO Schedule”). As soon as practicable and in any event within ten (10) business days following the Closing, Sellers shall provide an updated Schedule 1.5 reflecting the information required to be scheduled thereon as of the Closing (the “Final PTO Schedule”). With respect to each Transferring Employee, the parties agree that Sellers shall transfer, and Buyer shall assume Time Off and Sick Time identified on the Final PTO Schedule for the Transferring Employees at the rates of pay in effect at the Closing Date. The payment of the Purchase Price payable at Closing shall be reduced by the sum (such sum being the “PTO Adjustment”) of (i) aggregate value of the Sick Time, (ii) the aggregate value of the Earned Time Off and (iii) sixty percent (60%) of the aggregate value of the Accrued Time Off, each as set forth on the Estimated PTO Schedule. To the extent that the PTO Adjustment would have increased if it had been calculated based on the Final PTO Schedule rather than the Estimated PTO Schedule, Sellers shall pay over to Buyer the amount of such increase within thirty (30) business days following the Closing. To the extent that the PTO Adjustment would have decreased if it had been calculated based on the Final PTO Schedule rather than the Estimated PTO Schedule, Buyer shall pay over to Sellers the amount of such decrease within twenty (20) business days following the Sellers’ delivery of the Final PTO Schedule. Buyer shall not reduce the amount of assumed Sick Time and Time Off for each of the Transferring Employees on or after Closing, except as required by applicable law or pursuant to a forfeiture of such time in accordance with Sellers’ policies regarding the same as in effect prior to Closing. Sellers shall provide Buyer detailed explanations of the applicable Time Off and Sick Time policies or Buyer shall not be required to adhere to the immediately foregoing provision. Immediately prior to the Closing, all Transferring Employees, other than those subject to the Labor Contracts set forth on Schedule 2.15(d), shall be employees at will, subject to Buyer’s or its Affiliate’s employment policies, provided that Buyer or its Affiliate will offer all Transferring Employees a benefit package of Buyer at least as favorable, in the aggregate, as the current benefit package of Sellers. Nothing herein shall obligate Buyer or an Affiliate of Buyer to employ the Transferring Employees for any specific time period. With respect to each Transferring Employee, Schedule 1.5(b) sets forth the amount of any potential retention bonus, the amount of any referral bonus under Sellers’ Employee Benefit Plans and the amount of any tuition assistance under Sellers’ Employee Benefit Plans, in each case to which such person may be entitled or for which such person has made written claim to Sellers. At the Closing, Sellers shall provide an updated Schedule 1.5(b) reflecting the information required to be scheduled thereon updated as of the Closing, which shall reflect changes from the original Schedule 1.5(b) only to the extent occurring in the ordinary course of business under the applicable Sellers’ Employee Benefit Plans and the parties agree that Sellers shall transfer, and Buyer shall assume the obligation to make the payments described thereon. Nothing in this Section shall be construed to grant any employee any rights as a third party beneficiary. Sellers shall retain all liabilities with respect to any and all Seller Employees who are not Transferring Employees. Except to the extent that a WARN obligation arises as a result of this transaction after the Closing Date, Sellers are in compliance with the requirements of the Worker Adjustment and Retraining Notification Act (“WARN”) and have no liabilities pursuant to WARN.

1.6 Purchase Price for Assets. As consideration for the purchase of the Assets and the obligations of Sellers, Signatory Owners and others pursuant to the Non-Competition Agreements, the purchase price (“Purchase Price”) shall be One Hundred Twenty-Five Million Dollars ($125,000,000), subject to the adjustments set forth in this Agreement, including but not limited to the adjustments in Sections 1.5, 1.6(c)-(f), 1.9, 1.11 and 4.7 hereof.

The Purchase Price as so adjusted shall be paid as follows:

(a) The Purchase Price as so adjusted, less the amount of the Escrow Fund, shall be paid to the Sellers at Closing, allocated among the Sellers as set forth on Schedule 1.6(b), provided that the amount otherwise payable at Closing shall be reduced by the amounts necessary to pay off all Liens (other than Permitted Exceptions); and

(b) Eight Million Three Hundred Fifty Thousand Dollars ($8,350,000) of the Purchase Price (the “Escrow Fund”) shall be held in escrow by the Escrow Agent pursuant to the terms of an escrow agreement in substantially the form of Exhibit E attached hereto (the “Escrow Agreement”) as security and a non-exclusive source of payment for the indemnification obligations of Sellers and Signatory Owners set forth in Article VII below, and as security and exclusive source of payment for the environmental remediation adjustment to the Purchase Price set forth in the next subsection. The Escrow Agreement shall provide for the manner in which payment of interest on the Escrow Fund shall be made. Up to Three Million One Hundred Twenty-Five Thousand Dollars ($3,125,000) of the Escrow Fund shall be paid to Sellers in accordance with the terms of the Escrow Agreement upon the later of one year after the Closing Date and March 31, 2007. Any portion of the Escrow Fund not used to satisfy indemnification obligations or subject to a claim for indemnification and not subject to an environmental remediation adjustment shall be paid to Sellers as set forth on Schedule 1.6(b) two years after the Closing Date in accordance with the payout schedule as set forth on Schedule 1.6(b). Notwithstanding the foregoing:

(i)	One Million Dollars ($1,000,000) of the Escrow Fund (the “Environmental Escrow Amount”) shall be dedicated exclusively to fund Selling Parties’ obligations pursuant to Section 1.6(c) and, to the extent such obligations are less than the Environmental Escrow Amount, the balance shall be paid to the Sellers without regard to the amount of claims of Buyer for matters other than Selling Parties’ obligations pursuant to Section 1.6(c) two years from the Closing; and

(ii)

One Million Dollars ($1,000,000) of the Escrow Fund, less adjustments, if any, under clause (C) below, shall be paid to the Sellers within five (5) business days of the earliest to occur of the following three conditions: (A) the issuance by the fiscal intermediary of the interim cost report settlement for the 2005 Medicare Cost Report for the hospital Facilities, if each Sellers’ actual cost-to-charge ratio for calendar year 2005 has not decreased by more than nine percent

(9%) as compared to the cost-to-charge ratio that was the basis of reimbursement by Medicare for such Seller as of December 31, 2005; (B) the issuance by the fiscal intermediary of the interim cost report settlement for the 2005 Medicare Cost Report for the hospital Facilities, if each Sellers’ actual cost-to-charge ratio for calendar 2005 has decreased by more than nine percent (9%) as compared to the cost-to-charge ratio that was the basis of reimbursement by Medicare for such Seller as of December 31, 2005 but only if (i) the Sellers’ actual cost-to-charge ratio has not decreased more than nine percent (9%) as compared to the weighted average cost-to-charge ratio that was the basis of reimbursement by Medicare for the Sellers for the 2005 calendar year, and (ii) the Centers for Medicare and Medicaid Services (“CMS”) has issued a formal decision stating that the method of comparison for a cost-to-charge settlement will be determined by using the weighted average cost-to-charge ratio that was the basis of reimbursement by Medicare for the 2005 calendar year; or (C) the issuance of a final settlement (“NPR”) for the annual 2005 Medicare Cost Reports for the hospital Facilities, in which event such repayment of a portion of the Escrow Fund to the Sellers shall be reduced by the amount of any recoupment resulting from the NPR to the extent related to cost-to-charge ratio issues.

(c) The Purchase Price is subject to downward adjustment for the cost of rectifying or remediating any environmental non-compliance and potential liability as set forth on Schedule 1.6(c) (the “Known Environmental Conditions”). Specifically, in the event that Buyer incurs costs to investigate, comply, rectify or remediate any Known Environmental Condition, including such costs as may be required by Law or any Assigned Real Property Lease (collectively, the “Remediation Costs”) up to $2,000,000 (the “Remediation Cap”), the Purchase Price shall be reduced on a fifty cents per dollar of Remediation Cost basis such that Buyer on the one hand, and Sellers and Signatory Owners, on the other hand, each bear one-half of such Remediation Costs up to $1,000,000 (the “Environmental Cap”) and Buyer shall be entitled to reimbursement of such reduction in the Purchase Price only from the Environmental Escrow Amount portion of the Escrow Fund. Sellers and Signatory Owners, on the one hand, and Buyer, on the other hand, agree that each shall have the right to complete the rectification or remediation of the Known Environmental Conditions in consultation with the other and charge the Environmental Escrow Amount portion of the Escrow Fund therefore in accordance with the procedures set forth in Section 7.4 hereof. Notwithstanding the foregoing, the Remediation Costs shall not include any costs arising from or relating to third party claims or any fines, penalties or other fees assessed, imposed or ordered by any court or Governmental Authority and relating to the Known Environmental Conditions (collectively, “Other Environmental Costs”); provided, however, that after the rectification or remediation of all Known Environmental Conditions is completed if the aggregate Remediation Costs are less than the Remediation Cap (the difference between the aggregate Remediation Costs and the Remediation Cap being the “Excess Environmental Escrow”), then the lesser of (i) the amount of Other Environmental Costs and (ii) the amount of the Excess Environmental Escrow, shall be deemed to be Remediation Costs for purposes of, and reimbursable in accordance with, this Section 1.6(c). Sellers and Sellers Owners shall indemnify Buyer fully pursuant to the provisions of Section 7.2(b) for all Other Environmental Costs that are not deemed to be Remediation Costs pursuant to the preceding sentence. To the extent that Sellers incur “out of pocket” costs to rectify or remediate Known Environmental Conditions between the date hereof and the Closing Date, Seller shall present written evidence of the remediation and cost thereof to Buyer at the Closing and (i) Seller shall be entitled to reimbursement of such costs from the Environmental Escrow Amount portion of the Escrow Fund up to the amount of the Environmental Cap and (ii) the Environmental Cap shall be reduced by the amount of such reimbursement.

(d) The Purchase Price is subject to adjustment to distribute Medicare payments relating to Medicare diagnosis related groupings, Medicare outlier payments, Medicare co-insurance and deductible payments, and Medicare bad debt reimbursements (collectively, the “Medicare Payments”) received by the Buyer after the Closing Date for LTACH patients in a Facility with an admission date prior to the Closing Date and a discharge or Medicare exhaust date after the Closing Date. For each Medicare Payment, Buyer shall remit to Sellers an aggregate amount equal to the Medicare Payment multiplied by the applicable “Sellers’ Percentage.” The Sellers’ Percentage for any LTACH patient shall be equal to the gross charges incurred for such patient prior to the Closing Date divided by the total gross charges incurred for such patient before and after the Closing. The Sellers’ Percentage shall be calculated on a patient-by-patient basis. The Sellers’ Percentage shall be calculated by using the applicable patient accounting system, the applicable Medicare remittance advice, secondary/Medicare supplemental payer explanation of benefits, and Medicare bad debt log (and supporting documentation as required by CMS) and as mutually agreed upon by Seller and Buyer. Buyer agrees that solely for purposes of this Section 1.6(d) it shall not change its gross charge rates for any hospital Facility for a period of ninety (90) days following the Closing Date. Each payment required under this Section 1.6(d) shall be paid within thirty (30) days of Buyer’s receipt of the Medicare Payment to which it relates, accompanied by a calculation of the amount of the payment. Buyer shall make available copies of related remittance advises for review by Sellers upon reasonable prior notice during regular business hours.

(e) The Purchase Price payable at the Closing shall be increased by an amount equal to the unrecouped portion of the increase in the Medicaid rate for patients in Sellers’ nursing Facilities for July and August 2005 that will not be reimbursed until after the Closing (the “Medicaid Receivable”). Schedule 1.6(e) reflects the calculation of the Medicaid Receivable as of August 31, 2005. Schedule 1.6(e) shall be amended at the Closing to reflect the portions of the Medicaid Receivable recouped by Sellers through the Closing Date.

(f) The Purchase Price shall be subject to an increase of up to $2,000,000 in the following manner if the fiscal year 2007 Massachusetts LTACH Medicaid rate for the Braintree Hospital (the “Medicaid Rate”) in effect on October 1, 2006 exceeds $781 per day: for each whole multiple of $1.00 by which such Medicaid Rate exceeds $781 per day, Buyer shall pay additional Purchase Price of $50,000. By way of example, if the Medicaid Rate is $790 per day, the additional Purchase Price will be $450,000 and if the Medicaid Rate is at least $821, the additional Purchase Price will be $2,000,000; provided, however, that in no event shall the additional Purchase Price owed pursuant to this Section 1.6(f) be less than $0 or greater than $2,000,000. Any amount owed pursuant to this Section 1.6(f) shall be paid within thirty (30) days of the later of October 1, 2006 and the date on which the Medicaid Rate is finally determined.

1.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the various Assets and obligations pursuant to the Non-Competition Agreements in accordance with

Schedule 1.7 hereto. The parties hereby agree that the allocation of the Purchase Price set forth on Schedule 1.7 shall be controlling for tax purposes and shall be utilized by all parties in preparing United States Internal Revenue Service (“IRS”) Form 8594 pursuant to Section 1060(b) of the Internal Revenue Code and the Treasury Regulations issued thereunder. The parties shall take no position in any conference with representatives of the IRS or on any income tax return, report or filing inconsistent with the Purchase Price allocation made in accordance with this Section 1.7 and Schedule 1.7. Notwithstanding any such allocation of the Purchase Price, the Buyer shall be entitled to recover the full amount of any damages incurred from any breach of any Non-Competition Agreement without reference to the amount allocated to such agreement on Schedule 1.7.

1.8 Closing Date. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. at One Financial Center, Boston, Massachusetts 02111 on January 31, 2006 or on such other month-end date as Buyer designates upon ten (10) business days prior notice to Sellers (which designated date shall be no later than the next month-end date after such notice period and after all conditions to Closing (“Conditions”) have been either satisfied or waived, other than those Conditions which by their nature are satisfied only upon the Closing). The date upon which the Closing actually is completed or deemed by the parties to be completed shall be referred to herein as the “Closing Date”.

1.9 Expense Apportionment. All ordinary course of business expenses arising from the conduct of the business of the Facilities, including but not limited to all Credits and all accrued interest thereon (other than funds in trust for patients or residents), real estate and personal property taxes, trade payables, deposits (except deposits for utilities), excise taxes and, in the case of the Assigned Real Property Leases, rent, security deposits and any other amounts received or payable under the Assigned Real Property Leases or Assigned Personal Property Leases, any payments under any Retained Contracts relating to the operation or maintenance of the Real Property, shall be apportioned between Buyer and Sellers as of 11:59 p.m. on the Closing Date. Utility charges and deposits shall not be apportioned. Seller shall terminate all utility accounts as of the Closing Date upon Buyer’s notice that Buyer has established new accounts with no service interruption. No later than three days prior to the Closing Date, Sellers shall deliver to Buyer a list (the “Closing Proration Schedule”) setting forth all ongoing expenses associated with the operation of the Facilities, including expenses which shall have been prepaid by Sellers and expenses for goods or services received by or rendered to the Facilities which will not have been paid by Sellers as of the Closing Date, detailing each such expense in an itemized manner, with estimates for any expenses as to which definitive amounts are unavailable or incalculable at such time. The sum of all prepaid expenses listed on the Closing Proration Schedule shall be deducted from the sum of all accrued but unpaid expenses listed on such schedule (or vice versa, if the amount of the prepayments is greater), and the difference owed to Buyer or Sellers, as the case may be, shall be paid at the Closing by increasing or decreasing, as the case may be, the payment to be made by Buyer to Sellers at Closing pursuant to Section 1.6 hereof. If any estimate of any expense on the Closing Proration Schedule proves to be incorrect, then Sellers or Buyer, as the case may be, shall reimburse the other party promptly after receipt of definitive bills, to the extent such estimate was incorrect.

1.10 Accounts Receivable. On the Closing Date, Sellers shall deliver to Buyer a statement showing the name and amount of each account receivable of each Facility for services or goods performed or provided by such Facility before the Closing Date (the “Pre-Closing Accounts Receivable”), which statement shall also set forth the aging of such accounts receivable. Buyer shall perform the initial billing, rebilling and collections in the ordinary course of business of Pre-Closing Accounts Receivable for the benefit of Sellers for a period of two (2) months following the Closing Date in respect of which Buyer shall be entitled to indemnity pursuant to Section 7.2 hereof for Buyer’s documented costs of the personnel performing such services. All payments received by Buyer or Seller for services or goods performed or provided by the Facilities which have indicated on the check or other information accompanying the payment the period of care for which the payment is being made shall be applied to satisfaction of the Pre-Closing Accounts Receivable or the accounts receivable of Buyer arising on or after the Closing Date (“Post-Closing Accounts Receivable”), as the case may be, in accordance with the specification made by the payor. All payments received by the Buyer or any Seller that do not have indicated on the check or otherwise in a written communication from the person or entity making the payment the period of care for which the payment is being made shall be applied to satisfaction of the Pre-Closing Accounts Receivable first. Any excess remaining after such Pre-Closing Accounts Receivable shall have been paid shall be applied to satisfaction of the Post-Closing Accounts Receivable. If at any time that Buyer receives any payment which, under the terms of this paragraph, is to be applied toward payment of the Pre-Closing Accounts Receivable, within five (5) days after the end of each month, Buyer shall forward such amounts received during such month to Sellers, and at any time that any Seller receives any payment which, under the terms of this paragraph, is to be applied toward payment of the Post-Closing Accounts Receivable, within five (5) days after the end of each month, Sellers shall forward such amounts received during such month to Buyer. Buyer and Sellers shall each certify monthly for eighteen (18) months after the Closing the amount, if any, so received on the other party’s account. Each party shall have the right to audit and inspect the other’s books and records (no more than four times annually) to verify such certifications.

1.11 Surveys and Title Insurance.

(a) Buyer shall have the right to obtain, and has obtained (except with respect to the Excepted Properties, as defined below) at Buyer’s sole expense, such instruments of survey of the Real Property certified to the Buyer and the Buyer’s lender(s) prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines and other matters shown customarily on such surveys and showing access affirmatively to public streets and roads, as Buyer may elect to have prepared (“Surveys”), provided that such Surveys may be an update of any or all existing surveys which Sellers have delivered to Buyer. Buyer shall also have the right to obtain, and has obtained (except with respect to the Excepted Properties) at Buyer’s sole expense title insurance commitments (“Title Commitment”), issued by a title company selected by Buyer and the Buyer’s lender(s) (“Title Company”), committing to issue to Buyer (or the Buyer’s nominee) and to such lender(s) at Closing, upon the payment of a requisite premium at standard rates, standard form (i) leasehold owner’s and lender’s policies with respect to each of the Leased Real Properties and (ii) owner’s policies and lender’s policies with respect to each of the Owned Real Properties, in each case, insuring good, clear record and indefeasible title to the Real Property, with standard exceptions deleted and with such affirmative coverages as Buyer or its lender(s) may specify (“Title Insurance”). For purposes hereof, the “Excepted Properties” shall be defined as (x) the facility located at 1200 Suffield Street, Agawam, Massachusetts, comprised of Parcels A, B-1 and B as shown on that certain Plan of Land in Agawam, MA prepared by Lewis & Cook surveyors dated January 17, 2005 and recorded with the Hampden Registry of Deeds at Book 336, Page 125, as described in Schedule 1.1(a) and Schedule 1.1(b), and (y) the facility located at 2001 Washington Street, Braintree, Massachusetts, as described in Schedule 1.1(a) and Schedule 1.1(b), and (z) the facility located at 10 Carematrix Drive, Dedham, Massachusetts, as described in Schedule 1.1(b).

(b) Except with respect to the Excepted Properties, Schedule 1.11-A sets forth all Permitted Exceptions to title for the Real Property as of the date of the Title Commitments referenced therein. Except with respect to the Excepted Properties, Schedule 1.11-B sets forth all exceptions to title for the Real Property known to Buyer as of the date of the Title Commitments referenced therein to which Buyer objects (which include matters revealed by Surveys obtained by the Buyer and items which the Buyer believes that the Title Company may refuse to provide any affirmative endorsement reasonably sought by Buyer) (collectively, “Title Objections”). Any matters appearing on the Title Commitments and Surveys referenced in Schedule 1.11-A and not appearing on Schedule 1.11-B as Title Objections shall be deemed Permitted Exceptions hereunder. Sellers shall use reasonable and diligent efforts to cure the Buyer’s Title Objections referenced in Schedule 1.11-B and the Sellers shall in all events be obligated to remove and discharge at or prior to the Closing Date, any mortgage, financing statement, lien, (expressly including any tax lien affecting any of the Real Property), judgment or other encumbrance or title exception that can be removed or discharged by the payment of money, on the Owned Real Properties and on the Sellers’ interest in the Leased Real Properties (including all tax liens affecting any of the Leased Properties and all other financial obligations giving rise to any lien or encumbrance affecting the underlying fee interest in any of the Leased Properties, which obligations are the responsibility of any Seller under the applicable Lease, but expressly excluding any mortgage, attachment or other lien granted or suffered by the owner of any of the Leased Real Properties, hereinafter, each a “Monetary Lien”). If, after using reasonable and diligent efforts, Sellers are unable to cure any one or more of the Buyer’s Title Objections (other than Monetary Liens which Sellers shall remove), the Sellers shall notify the Buyer thereof and Buyer shall use diligent efforts to cause the Title Company or Lawyer’s Title Insurance Corporation (or another nationally recognized title insurer reasonably acceptable to Buyer, hereinafter “Sellers’ Title Company”) to insure over any Title Objections for purposes of the Title Insurance. For purposes hereof, if Sellers or Buyer are able to cause the Title Company or Sellers’ Title Company to insure over any Title Objections for purposes of the Title Insurance, which insurance is reasonably acceptable to Buyer and Buyer’s lenders, then any additional cost incurred in connection with obtaining such insurance shall be deducted from the Purchase Price to be paid in cash at Closing, provided that Sellers shall have the opportunity, at their election, to obtain the affirmative coverage at issue from Seller’s Title Company, at their sole cost, upon notification of any additional cost charged therefor by the Title Company. In the event neither Sellers nor Buyer are able to cause the Title Company or Sellers’ Title Company to insure over any such Title Objection(s) as aforesaid, Buyer shall, at Buyer’s election, either (i) accept such title as it then appears, subject to indemnification by Sellers as provided in Section 7.2 hereof, or (ii) terminate this Agreement upon written notice delivered to the Sellers.

(c) With respect to the Excepted Properties, Buyer shall have the right to obtain, at Buyer’s sole expense, such instruments of Survey certified to the Buyer and the Buyer’s lender(s) prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines and other matters shown customarily on such Surveys as Buyer may elect to have prepared, provided that such Surveys may be an update of any or all existing surveys which Sellers have delivered to Buyer. Buyer shall also have the right to obtain at Buyer’s sole expense Title Commitments issued by the Title Company, committing to issue to Buyer (or the Buyer’s nominee) and to such lender(s) at Closing, upon the payment of a requisite premium at standard rates, standard form (i) leasehold and/or owner’s Title Insurance policies and (ii) lender’s Title Insurance policies with respect to each of the Excepted Properties, in each case, insuring good, clear record and indefeasible title to the Real Property, with standard exceptions deleted and with such affirmative coverages as Buyer or its lender(s) may specify. Within forty-five (45) days following the Effective Date hereof, Buyer shall notify Sellers in writing of the Permitted Exceptions and Title Objections for the Excepted Properties as of the date of the Title Commitments referenced in Buyer’s notification (“Buyer’s Title Notice”). Sellers and Buyer shall follow the procedure set forth in subsection (b) above to address Buyer’s Title Objections. In the event neither Sellers nor Buyer are able to cause the Title Company or Sellers’ Title Company to insure over any such Title Objection(s) as provided in subsection (b) above, then Buyer shall, (i) accept such title as it then appears, subject to indemnification by Sellers as provided in Section 7.2 hereof, or (ii) if the existence of the title matters identified in such Title Objections adversely affect the operations on or the value of any one (1) or more of the Excepted Properties in any material respect, Buyer may elect to terminate this Agreement upon written notice delivered to the Sellers.

(d) Notwithstanding any of the foregoing to the contrary, all other encumbrances or title or survey exceptions first arising after the respective dates of the Title Commitments referenced in Schedules 1.11-A and 1.11-B or in Buyer’s Title Notice which are not Permitted Exceptions (and to which Buyer has not consented in writing) shall be (i) satisfied by Sellers at or prior to the Closing as if set forth on Schedule 1.11-B or identified in Buyer’s Title Notice, or (ii) insured over by the Title Company or Seller’s Title Company in the manner set forth in subsection (b) above, or, if not so satisfied or insured over, shall be subject to Buyer’s indemnification and terminations rights as set forth above in subsection (b) above, provided, that if the owner of any of the Leased Properties grants any easement or otherwise encumbers any of the Leased Properties without the consent of Sellers, Buyer shall only be entitled to terminate this Agreement if the existence of the title matter adversely affects the operations on or the value of the affected Leased Property in any material respect, provided, further that Sellers shall assign all rights they may have against the owner of the Leased Property at issue under the applicable Lease, if any, arising from such owner’s unilateral action. Notwithstanding anything to the contrary contained herein, Seller shall be obligated to cure any Title Objections which have been caused by Seller or Seller’s acts first arising after the respective dates of the Title Commitments referenced in Schedules 1.11-A and 1.11-B or in Buyer’s Title Notice.

(e) Without limiting the foregoing, if Sellers fail or refuse to cure a Monetary Lien, the Buyer shall have the right to pay and satisfy said Monetary Lien and the costs, fees and expenses related thereto shall be deducted from the Purchase Price to be paid in cash at Closing. If Sellers fail or refuse to cure a Title Objection identified in Schedule 1.11-B or in Buyer’s Title

Notice or first arising thereafter (other than Monetary Liens), Sellers and Buyer shall follow the procedure set forth in subsection (b) above to address such Title Objections.

(f) It shall be a condition precedent to the Buyer’s obligation to close the transactions contemplated by this Agreement that all policies of Title Insurance be standard ALTA Form 1990 owner’s and/or leasehold policies, as the case may be, in the full amount of that portion of the Purchase Price allocated respectively to the Real Property insured thereby and all improvements and fixtures located therein, insuring good clear record and indefeasible title thereto. The Title Insurance shall (A) insure title to the Real Property and all recorded easements benefiting such Real Property, (B) contain an “extended overage endorsement” insuring over the general exceptions contained customarily in such policies, (C) contain an ALTA Zoning Endorsement 3.1 or equivalent (if available), (D) contain an endorsement insuring that the Real Property described in the title insurance policy is the same real estate as shown on the survey delivered with respect to such Real Property, (E) contain an endorsement insuring that each street adjacent to the Real Property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the Real Property, (F) contain an inflation endorsement providing for annual adjustments in the amount of coverage corresponding to the annual percentage increase, if any, in the U.S. Department of Commerce Composite Construction Cost Index (if available), (G) if the Real Property consists of more than one record parcel, contain a “contiguity” endorsement insuring that all of the record parcels are contiguous to one another, (H) contain a “non-imputation” endorsement to the effect that all of the title defects known to the officers, directors and stockholders of the Sellers prior to the Closing shall not be deemed “facts known to the insured”, (I) contain a comprehensive endorsement, (J) contain a tax parcel endorsement, (K) contain a subdivision endorsement, and (L) contain a future insurance endorsement. Buyer shall notify Sellers in writing within forty-five (45) days of the Effective Date hereof whether or not this condition has been satisfied. Buyer’s failure to notify Sellers on or before such date shall be deemed Buyer’s approval of the form of the Title Insurance Policies.

(g) Sellers shall be responsible for the cost of all transfer taxes and deed stamps, if any, payable on account of the assignment of the Assigned Real Property Leases and the conveyance of the Owned Real Property to Buyer. Buyer shall be responsible for the cost of Buyer’s title policies and the Surveys.

1.12 Negotiated Value. The parties agree that the Purchase Price and the Purchase Price allocations set forth on Schedule 1.6(a) and Schedule 1.6(b) reflect the fair value of the Facilities and the fair values of the Assets, respectively, agreed to by the parties hereto as a result of arms’ length negotiations. The parties agree that no consideration is or will be paid for the value of any patient referrals (direct or indirect) to or from Buyer, Sellers or Seller Owners or any of their respective Affiliates.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND SIGNATORY OWNERS

To induce Buyer to enter into and perform this Agreement, each Seller and each Signatory Owner hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as set forth below.

2.1 Organization, Good Standing and Qualification. Each Seller is a limited liability company duly organized, validly existing and in good standing under the provisions of the laws of the jurisdiction indicated on Schedule P, and is qualified and licensed to do business in every other jurisdiction in which it conducts business or the nature of its business and operations would require qualification as a foreign limited liability company including those set forth on Schedule P. Each Seller has all requisite power and authority to own and operate its properties and to carry on its business as now conducted. Each Seller has all power and authority to enter into all of the Acquisition Agreements to which it is a party and to carry out and perform its obligations under the Acquisition Agreements.

2.2 Authorization; Binding Obligation. Each Seller and each Seller Owner has full legal and limited liability company (in the case of Sellers) right, power, and authority to execute and deliver the Acquisition Agreements to which it is a party and to carry out the transactions contemplated thereby. The execution and delivery by each Seller of the Acquisition Agreements and all of the documents and instruments required thereby and the consummation of the transactions contemplated thereby have been duly authorized by all requisite action on the part of such Seller. The Acquisition Agreements to which each Seller and the Signatory Owners are a party and each of the other documents and instruments required thereby or delivered in connection therewith have been duly executed and delivered by each Seller and the Signatory Owners, and constitute the legal, valid and binding obligations of each Seller and Signatory Owners, enforceable against them in accordance with their respective terms.

2.3 Consents and Approvals.

(a) Governmental Consents and Approvals. Schedule 2.3(a) lists each registration or filing with, or consent or approval of, or other action by, any Governmental Authority that is or will be necessary for the valid execution, delivery and performance of this Agreement by each Seller and each Seller Owner or for the transfer of the Assets to Buyer in accordance with the terms of this Agreement or that any Seller or Seller Owner is required to file with or obtain from any Governmental Authority for the operation of the Facilities by Buyer after the Closing (each, a “Governmental Approval”).

(b) Third Party Consents. Except as set forth on Schedule 2.3(b), no consent, approval or authorization of any non-governmental third party is required in order for the Sellers to consummate the transactions or perform the related covenants and agreements contemplated hereby or to vest Sellers’ full right, title and interest in the Assets, including, without limitation, each Assigned Contract, Assigned Personal Property Lease and Assigned Real Estate Lease, free and clear of any Lien (other than Permitted Exceptions) upon Buyer, all without any change therein after Closing (each, a “Third Party Consent”). Schedule 2.3(b) lists (i) those Third Party Consents which must be obtained as a condition to closing by Buyer hereunder, (ii) those Third Party Consents which Sellers shall use their best efforts, as described in Section 4.3 below, to obtain both before and after Closing (each a “Best Efforts Consent”), but not including the payment by Sellers of amounts not otherwise due, and (iii) those Third Party Consents which Sellers shall use their commercially reasonable efforts to obtain both before and after Closing, the latter such Third Party Consents, including the BCBS Consent, being referred to herein as “Commercially Reasonable Efforts Consents”.

2.4 No Violation. The execution, delivery, compliance with and performance by each Seller and the Seller Owners of the Acquisition Agreements and each of the other documents and instruments delivered in connection therewith do not and will not (a) violate or contravene the organizational certificates, documents and agreements, as amended to date, of each Seller, (b) violate or contravene any Law or Order, judgment or decree to which any Seller or any Seller Owner is subject, (c) conflict with or result in a breach of or constitute a default by any party under any contract, agreement, instrument or other document to which any Seller or any Seller Owner is a party or by which any Seller or any Seller Owner or any of their assets or properties are bound or subject, or (d) result in the creation of any Lien (other than a Permitted Exception) upon any Asset or any interest of the Sellers or Seller Owners therein.

2.5 Licenses and Permits.

(a) Schedule 2.5 attached hereto contains a true, correct and complete list and summary description of all Licenses, registrations, certifications, waivers, permits and other approvals which have been issued to Sellers and are in effect in connection with the Facilities, the Real Property, or Sellers’ businesses (collectively, the “Seller Licenses”). Schedule R-1 contains an accounting of the bed complement that the Sellers are licensed to operate at each Facility or satellite Facility (including identity of the licensee, address, number of licensed beds, number of operating beds, number of beds out of service, 12 bed DON exemption status, and DON guideline bed option). Each Seller License is valid and in full force and effect as of the date hereof, no Seller License is subject to any Lien, limitation, restriction, probation or other qualification and there is no default under any Seller License or any basis for the assertion of any default thereunder. Schedule 2.5 specifies the holder of each Seller License. Except as disclosed on Schedule 2.14(a) hereto, there is no investigation or proceeding, including without limitation a survey report indicating deficiencies that have not been deemed corrected by the applicable Governmental Authority, threatened or pending, that could result in the termination, revocation, limitation, suspension, restriction or impairment of any Seller License or, the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Seller License, nor to the Knowledge of any Seller or Seller Owner is there any basis therefor. In furtherance of the foregoing, Sellers have taken all appropriate actions to clear any deficiencies cited at a scope and severity of “G” or higher and, except as disclosed on Schedule 2.14(a), there is no Facility that has received, or that, to the Sellers’ Knowledge, is likely to receive, one or more deficiencies cited at a scope and severity of “G” or higher in two consecutive surveys. Except as disclosed on Schedule 2.5 hereto, Sellers and the Seller Owners have, and have had at all relevant times, all Licenses, registrations, certifications, waivers, permits and other approvals that are or were necessary in order to enable Sellers to own the Facilities and Assets and conduct and be reimbursed for the businesses of the Facilities and Assets.

(b) Neither Seller Owners nor any of their Affiliates own any right, title or interest in and to any DON other than (i) the DONs that are included in the Assets, (ii) the Hollingsworth House DON and (iii) the Existing NY Business (hereinafter defined).

2.6 Ownership; No Subsidiaries. All owners of any interest in any of the Sellers, including but not limited to options, warrants and conversion rights, whether direct or indirect and including without limitation the Seller Owners, and the nature and amount of their interest, are listed on Schedule R-1 hereto. Sellers do not own and have not owned, either directly or indirectly, any interest or investment (whether debt or equity) in or been a member of any corporation, partnership, joint venture, business trust or other entity, except as set forth on Schedule 2.6 hereto.

2.7 Facility Ownership. Except as disclosed on Schedule 2.7(i), Sellers are the sole and exclusive legal and equitable owners of all right, title and interest in and have good, clear record, indefeasible, insurable and marketable fee title in the Owned Real Property free and clear of all Liens, excepting only Permitted Exceptions. Sellers have good, clear record, indefeasible, insurable and marketable leasehold title in the Leased Real Property free and clear of all Liens, excepting only Permitted Exceptions and those Liens which shall be discharged at Closing. Except as disclosed on Schedule 2.7(ii), all of the Assets have been maintained in accordance with normal industry practice, and are in good operating condition and repair, normal wear and tear excepted. During the past three (3) years, there has not been any interruption of the operations at the Facilities due to the condition of any of the Assets. Excepting only the Retained Assets, the Retained Contracts, Licenses identified as non-transferable on Schedule 2.5(a)(iii) hereto, and the assets utilized pursuant to Assigned Contracts, the Assets conveyed to Buyer hereunder include all assets, properties and rights used in connection with the Sellers’ businesses (whether owned by Sellers, Seller Owners or any of their respective Affiliates) and which are necessary in order for Buyer to continue to operate the Facilities following Closing as historically and currently operated. With respect to each of the Facilities, Sellers have provided Buyer with a copy of all Physical Plant Waivers. All Physical Plant Waivers are listed on Schedule 2.7(iii) hereto. Sellers have complied with all Physical Plant Waivers. All Physical Plant Waivers shall be in full force and effect at Closing without further action by Buyer or Sellers and, provided that Buyer (a) diligently asserts the validity of such Physical Plant Waiver if challenged by any Governmental Authority, (b) notifies Sellers of such challenge and (c) permits Sellers to assist in maintaining such Physical Plant Waivers, shall remain in full force and effect until the earlier of the second anniversary of the Closing and following the full and final completion of the first survey of the relevant Facility by the applicable Governmental Authority following the Closing Date, unless made invalid by issuance of rules or regulations applicable generally to all holders of similar waivers after the Closing.

2.8 Leases of Personal Property. For the purposes of this Agreement, “Personal Property Leases” means any lease, conditional or installment sale contract, Lien or similar arrangement to which any personal property used by any Seller in connection with the operation of the Facilities or ownership of the Assets in the past twelve months is subject. Except as set forth on Schedule 2.8, none of the personal property used by a Seller in connection with the operation of the Facilities is subject to a Personal Property Lease or Real Property Lease. Seller has delivered to Buyer a complete and correct copy of each Personal Property Lease listed on Schedule 2.8. All of such Personal Property Leases are valid, binding and enforceable in accordance with their respective terms and are in full force and effect. No Seller is in default under any of such Personal Property Leases and there has not been asserted, either by or against a Seller under any of such Personal Property Leases, any notice of default, set-off or claim of default. The parties to such Personal Property Leases other than Sellers are, to the Sellers’ Knowledge, not in default of their respective obligations under any of such Personal Property Leases. There has not occurred any event which, with the passage of time or giving of notice (or both), would constitute such a default or breach under any of such Personal Property Leases by any Seller or, to the Sellers’ Knowledge, any other party thereto. Each Personal Property Lease is separately designated on Schedule 2.8 as one of the following: (a) a Personal Property Lease that a Seller has agreed to assign and that Buyer has agreed to assume (each, an “Assigned Personal Property Lease”), (b) a capital lease that shall be paid off by a Seller prior to Closing at its own expense or paid off at Closing with a portion of the Purchase Price (each, a “Terminated Personal Property Lease”) or (c) a lease that will not be assigned to or assumed by Buyer but will either be terminated by Sellers or remain an obligation of Sellers.

2.9 Financial Statements and Controls.

(a) Attached to Schedule 2.9 are (a) the audited balance sheets of each Seller and each Facility as of December 31, 2004, and the related statements of income and cash flow and footnotes thereto for the 12-month period then ended, prepared in accordance with GAAP (the “Year-End Financial Statements”), and (b) the reviewed balance sheets of each Seller and each Facility as of March 31, 2005 and the related reviewed statements of income as of March 31, 2005, and the unreviewed balance sheets of each Seller and each Facility as of June 30, 2005 and the related unreviewed statements of income as of June 30, 2005, in each case prepared in accordance with GAAP (collectively the “Interim Financial Statements”). The Year-End Financial Statements and the Interim Financial Statements are referred to herein collectively as the “Financial Statements.” The Financial Statements fairly present the financial condition and the results of operations and cash flow of Sellers and the Facilities (and no other business of Sellers) as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, excepting only that the Interim Financial Statements are subject to normal year-end audit adjustments, none of which will be material either individually or in the aggregate. The Financial Statements reflect the consistent application of GAAP throughout the periods involved and accurately reflect the books and records of the Sellers.

(b) Each Seller maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general and specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, all to an extent adequate for a private health care company not subject to Section 404 of the Sarbanes-Oxley Act.

(c) To the Sellers’ Knowledge, no employee of any Seller who serves, or in the past three-year period from the date hereof has served, in an accountancy or management capacity with any Seller has been accused of or convicted of a felony or other crime involving theft, embezzlement, fraud, larceny or moral turpitude.

(d) Each Seller has made available to Buyer any written reports that it has received from its public accounting firm since January 1, 2004 regarding critical accounting policies and practices, or alternative treatments of financial information within GAAP that have been discussed with the management of such Seller, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by such public accounting firm.

(e) Each Seller has established and maintains an effective system of internal policies and controls, including operational, financial reporting and organizational controls, sufficient to provide reasonable assurances that all material or unique matters arising in connection with the operation of its business are promptly reported to such Seller’s senior management, all to an extent adequate for a private health care company not subject to Section 404 of the Sarbanes-Oxley Act.

(f) No Seller has, in connection with the preparation of the Year-End Financial Statements or the associated audit thereof, identified or been made aware of (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect any ability to record, process, summarize and report financial data or any material weaknesses in its controls or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in such internal controls.

2.10 Absence of Certain Events. Except as noted on Schedule 2.10, since March 31, 2005, Sellers have operated the Facilities and Assets and conducted their business only in the ordinary course and in a manner consistent with past practices. As amplification and not in limitation of the foregoing, since March 31, 2005, there has not been:

(a) any decrease in the book value of the Facilities and Assets other than ordinary depreciation consistent with past practices;

(b) any voluntary or involuntary sale, assignment, license or other disposition, of any kind, of any property or right included in the Facilities and Assets, except as specifically contemplated by this Agreement and except for the utilization of Supplies in the ordinary course of business;

(c) to the Sellers’ Knowledge, any Lien imposed or created on any of the Assets other than Permitted Liens and Liens imposed or created solely on the fee interest of any Leased Real Property by action of the owner of such Leased Real Property;

(d) any Seller Material Adverse Effect;

(e) any material damage or destruction of any Asset by fire or other casualty, whether or not covered by insurance;

(f) any termination of any provider agreement or other contract pursuant to which a Seller receives compensation or reimbursement for patient care services;

(g) any sale, transfer, assignment, termination, modification or amendment of any material Contract, except for terminations, modifications and amendments of Contracts made in the ordinary course of business consistent with past practice;

(h) any notice (written or, to the Sellers’ Knowledge, oral) to a Seller that any Contract has been breached or repudiated by a contract counterparty or will be breached or repudiated by a contract counterparty;

(i) except in the ordinary course of business, or otherwise as necessary to comply with any applicable minimum wage law, any increase in the salary or other compensation of any employee, or any increase in or any addition to other benefits to which any such employee may be entitled;

(j) any extraordinary compensation, bonus or distribution by any Seller;

(k) any failure to pay or discharge when due any liabilities that results in an adverse change in Sellers’ relationship with the recipients of such accounts payable as a result of such late payment practices;

(l) any change in any of the accounting principles of Sellers, or any change in Sellers’ policies, procedures, or methods with respect to applying such principles;

(m) any transaction or Contract outside the ordinary course of business other than loans or borrowings;

(n) any termination of key personnel such as directors of nursing and Facility administrators except in the ordinary course of business;

(o) failure to maintain for Braintree Hospital LLC, in the aggregate, or Springfield Hospital LLC, in the aggregate, LTACH Medicare average length of stay of greater than twenty-five (25) days, calculated in accordance with applicable regulations;

(p) failure to renew, obtain or maintain any Governmental Approvals, participation in any Seller Payment Programs, or insurance (including, without limitation, professional liability insurance); or

(q) any action that if taken after the date hereof would constitute a breach of any of the covenants in Article IV hereof.

2.11 Legal Proceedings. Except as disclosed on Schedule 2.11 or Schedule 2.14(a), there is no action, suit, litigation, proceeding or investigation pending or to the Knowledge of the Sellers or Seller Owners threatened by or against any Seller or any Seller Owner (but in the case of Seller Owner, relating directly or indirectly to any Seller, Facility or Assets), and except as disclosed on Schedule 2.11 or Schedule 2.14(a), neither any Seller nor any Seller Owner has received any written or oral claim, complaint, incident report, threat or notice of any such proceeding or claim and to the Knowledge of the Sellers or Seller Owners there is no basis therefor. Except as disclosed on Schedule 2.11, there are no outstanding Orders of any court, governmental agency or arbitration tribunal against, involving or affecting any Seller, Seller Owner, Facility or Asset, and to the Sellers’ Knowledge there are no facts or circumstances which may result in the institution of any such action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting any Seller, past or current employees of any Seller or Seller Owner in connection with the operation of the Facilities (including, without limitation, investigations pending before the Massachusetts Board of Registration of Nursing Home Administrators, the Massachusetts Board of Registration in Nursing, or other licensing boards or agencies), the Facilities or Assets or the transactions contemplated hereby. No Seller or Seller Owner is in default with respect to any Order.

2.12 Solvency and Value of Transfer. There is no bankruptcy or insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting any Seller or any Seller Owner, and no Seller or Seller Owner has taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings. No Seller or Seller Owner is insolvent under any bankruptcy, receivership or insolvency law. As of the Closing Date, the fair value of all of Sellers’ Assets will be equal to or greater than the total amount of the retained debts of Seller. Sellers’ sale of the Facilities and Assets has not been undertaken with the intention to hinder, delay or defraud Sellers’ current or future creditors.

2.13 Payment Programs.

(a) All Payment Programs in which Sellers have participated at any time during the last three years are listed on Schedule 2.13(a)(i) (the “Seller Payment Programs”). Except as set forth on Schedule 2.13(a)(i), Sellers are participating providers, in good standing, in each Seller Payment Program. Except as set forth on Schedule 2.14(a), there is no pending or, to the Sellers’ Knowledge, threatened investigation, or civil, administrative or criminal proceeding relating to any Seller’s or any Seller Owners’ participation in any Payment Program nor have any such proceedings been concluded (since January 1, 2004 in the case of any notice of deficiency) that are material either individually or in the aggregate. Except as set forth on Schedule 2.13(a)(ii) and routine utilization review audits, no Seller is subject to, nor has it been subjected to at any time since January 1, 2004, any pre-payment utilization review or other utilization review by any Payment Program. Except as set forth on Schedule 2.13(a)(iii), no Payment Program has requested, or to the Knowledge of the Sellers or Seller Owners threatened, any recoupment, refund, or set-off from any Seller and there is no basis therefor. Except as set forth on Schedule 2.13(a)(iv), since January 1, 2000 no Payment Program has imposed a fine, penalty or other sanction on any Seller or any Seller Owner. Neither Sellers nor any Seller Owner, nor any current employee of any Seller or any Seller Owner has been excluded from participation in any Payment Program. Except as set forth on Schedule 2.13(a)(v), no Seller or Seller Owner has submitted to any Payment Program any false or fraudulent claim for payment, nor has any Seller or Seller Owner at any time violated any condition for participation, or any rule, regulation, policy or standard of, any Payment Program. All Medicare Cost Reports and cost reports required by any other Payment Program, including without limitation the Massachusetts Division of Health Care Finance and Policy (“DHCFP”) for all periods prior to the Closing Date have been accurately completed and timely filed in a manner consistent with the requirements concerning the same. Admissions to the Facilities and care provided therein have been conducted or rendered in accordance with the applicable screening, admission, and plan of care criteria of the applicable Payment Program.

(b) Neither any Seller nor any Seller Affiliate, director, Seller Owner, officer, employee or agent has, directly or indirectly: (i) offered to pay to or solicited any remuneration from, in cash, property or in kind, or made any financial arrangements with, any past or present patient or customer, past or present physician, other health care provider, supplier, contractor, third party, or Payment Program in order to induce or directly or indirectly obtain business or payments from such person, including without limitation any item or service for which payment may be made in whole or in part under any federal, state or private health care program, or for purchasing, leasing, ordering or arranging for or recommending, purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any federal, state or private health care program; (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment or benefit of any kind, nature or description (including without limitation in money, property or services) to any past, present or potential patient or customer, medical director, physician, other health care provider supplier or potential supplier, contractor, Payment Program or any other person; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction in which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or received or agreed to make or receive, or is aware that there has been made or received or that there has been any intention to make or receive, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment. All billing practices of Sellers with respect to all Payment Programs have been true, fair and correct and in material compliance with all applicable Laws, and all regulations and policies of all such Payment Programs, and Seller has not billed for or received any payment or reimbursement in excess of amounts permitted by law or the rules and regulations of Payment Programs or contracts therewith. Sellers represent and warrant that they have provided Buyer with true and complete copies of all Medicare Cost Reports and filings with DHCFP filed as of the date hereof and as of the Closing Date with respect to periods ending on or after December 31, 2003.

(c) No Seller or Seller Owner has submitted any claim to any Payment Program in connection with any referrals that violated any applicable self-referral Law, including without limitation the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the “Stark Law”), or any applicable state self-referral Law.

(d) Each Seller and Seller Owner has complied with all disclosure requirements of all applicable self-referral Laws, including without limitation the Stark Law and any applicable state self-referral Law.

(e) Neither any Seller or Seller Owner, nor any Affiliate of any Seller or Seller Owner, has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated any applicable anti-kickback Law, including without limitation the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”), or any applicable state anti-kickback Law.

(f) No Seller or Seller Owner has submitted (or had submitted on its behalf) any claim for payment to any Payment Program in violation of any Laws relating to false claim or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state false claim or fraud Law.

2.14 Compliance with Laws. As used in this Section 2.14, the term “Law” (in singular or plural) shall be deemed not to include any Law which is the subject of the representations and warranties contained in Sections 2.1, 2.7, 2.13, 2.15, 2.16, 2.19, 2.21 and 2.30 and the fifth and sixth sentences of Section 2.5(a).

(a) Schedule 2.14(a) lists all claims, statements, and other matters in the last thirty-six months (including, but not limited to, all correspondence or communications with governmental agencies, intermediaries or carriers other than routine communications that are not material either individually or in the aggregate) concerning or relating to any federal or state government funded health care program that involves, relates to or alleges: (i) any violation of any Law applicable to any such program or any irregularity with respect to any activity, practice or policy of any Seller, Seller Owner or Facility; or (ii) any violation of any Law applicable to any such program or any irregularity with respect to any claim for payment or reimbursement made by a Seller or Seller Owner or any payment or reimbursement paid to a Seller or Seller Owner. Except as set forth on Schedule 2.14(a), there are no such violations or irregularities nor are there any grounds to anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by any government agency, intermediary or carrier with respect to any of the activities, practices, policies or claims of any Seller, Seller Owner or Facility, or any payments or reimbursements claimed by any Seller, Seller Owner or Facility. Except as set forth on Schedule 2.14(a), neither any Seller nor any Seller Owner is currently subject to any outstanding audit by any such government agency, intermediary or carrier, and there are no grounds to anticipate any such audit in the foreseeable future.

(b) Except as set forth on Schedule 2.14(b), each Seller and Seller Owner has not violated and is in compliance with all applicable Laws. Except as set forth on Schedule 2.14(b), each Seller and Seller Owner has not received any notice to the effect that, or otherwise been advised that, they or any or all of the Facilities are not in compliance with any Laws, and no Seller or Seller Owner has reason to anticipate that any existing circumstances are likely to result in a violation of any Law.

(c) Sellers have delivered to Buyer copies of all current survey reports issued by the Medicare or Medicaid Programs, the Massachusetts Department of Public Health and any other agency or program (which detail, at a minimum, all outstanding deficiencies) relating to the Facilities, summaries of which are attached to Schedule 2.14(c). Except as set forth on Schedule 2.14(c), there is no survey in progress with respect to any Seller or the Facilities.

(d) Except as set forth on Schedule 2.14(d) each Seller and Seller Owner has complied with all applicable requirements of the Occupational Safety and Health Act and all applicable state equivalents, and with all applicable regulations promulgated under any such legislation, and with all Orders that apply to the Facilities, and Sellers and Seller Owners have not received any notice alleging any violation thereof.

(e) Except as set forth on Schedule 2.14(e) each Seller and Seller Owner has complied with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and all applicable state privacy Laws. Sellers and Seller Owners have not received any complaints or notice of any enforcement action regarding HIPAA compliance from any person or agency, including without limitation the Office of Civil Rights.

(f) Each Seller and Seller Owner has complied with all applicable requirements of the Physical Plant Waivers.

(g) Each of the Facilities has in place such policies and procedures as may be necessary to ensure reasonable compliance with the Rogers Law, each of the Facilities has implemented and is following such policies and procedures, and such policies and procedures are described on Schedule 2.14(g). There is no pending or, to the Sellers’ Knowledge, threatened claim or investigation with respect to any Facility’s or Seller’s compliance with the Rogers Law. Sellers acknowledge that they are responsible for any Losses related to the Rogers Law for the period prior to the Closing Date.

(h) Sellers have complied with all applicable laws relating to residents’ “personal needs accounts” (also sometimes known as “resident trust funds”) and there is no pending or, to the Sellers’ Knowledge, threatened investigation, or civil, administrative or criminal proceeding relating to the administration of such personal needs accounts.

2.15 Employment Matters.

(a) Schedule 1.5 hereto contains a true and accurate list as of July 31, 2005 of each Seller Employee, together with such person’s position, date of hire, current salary, accrued and earned paid time off, the amount of any potential retention bonus, the amount of any referral bonus under Sellers’ Employee Benefit Plans, the amount of any potential tuition assistance under Sellers’ Employee Benefit Plans, and amount of any other accrued benefits to which such person may be entitled or for which such person has made written claim to Seller, whether or not such Seller Employee is designated as a Transferring Employee. Sellers have paid or made provision for the payment of all accrued benefits and wages for all Seller Employees through the Closing Date.

(b) Except as indicated on Schedule 1.5, no Transferring Employee (i) has an employment agreement with Sellers, whether written or oral, excluding only oral at-will arrangements and the Labor Contracts set forth on Schedule 2.15(d), or (ii) to the Sellers’ Knowledge, has indicated that he or she intends to terminate his or her employment with Sellers or seek a material change in his or her duties or status. Each Seller Employee, including without limitation each Transferring Employee, who is required to be licensed by applicable Law, is so licensed.

(c) In the 12-month period immediately preceding the Closing Date, Sellers have had adequate staffing levels to conduct operations at the Facilities in accordance with industry standard staffing patterns and practices and applicable Law. Schedule 2.15(c) breaks down (by numbers of staff in each category at each Facility) as of June 30, 2005, the following categories of staff at the Facilities: (i) Seller employed staff; (ii) third-party agency employed staff; and (iii) staff employed by staffing agencies affiliated with any Seller or Seller Owner. The Sellers and Seller Owners have no Knowledge of any reason that substantially all of such staff will not continue to be available to Buyer after Closing.

(d) Except as set forth in Schedule 2.15(d), (i) Sellers are not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Sellers in connection with the Facilities (a “Labor Contract”) and, to the Sellers’ Knowledge, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Facilities; (ii) there are no strikes, slowdowns or work stoppages pending or, to the Sellers’ Knowledge after due inquiry, threatened between Sellers and any of their employees of the Facilities, and Sellers have not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (iii) Sellers have not breached or otherwise failed to comply with the provisions of any Labor Contract pertaining to the Facilities; (iv) there are no unfair labor practice complaints pending against Sellers pertaining to the Facilities before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of Sellers; (v) there are no grievances, demands for arbitration or arbitration proceedings against Sellers of which Sellers have received notice under any Labor Contract; (vi) Sellers are currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority, are not aware of any past noncompliance with such Laws that would result in any claim against Sellers in excess of $25,000 and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Sellers and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (vii) Sellers have paid in full to all their respective employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (viii) there is no claim with respect to payment of wages, salary or overtime pay that is now pending or to the Sellers’ Knowledge, threatened before any Governmental Authority with respect to any persons currently or formerly employed by Sellers; (ix) Sellers are not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to Employees or employment practices; (x) there is no charge or proceeding with respect to a violation of any occupational safety or health standard that is now pending or to the Sellers’ Knowledge, threatened with respect to Sellers; (xi) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, disability, religion or other legally protected category, which is now pending or to the Sellers’ Knowledge, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Sellers have employed or currently employ any person; (xii) there is no claim which is now pending or to the Sellers’ Knowledge, threatened before any court or any other Governmental Authority in any jurisdiction in which the Facilities have employed or currently employ any person asserting any form of action arising out of the employment relationship between Sellers and any current or former employee of the Facilities. Schedule 2.15(d) describes all work stoppages and strikes (legal or otherwise) that the Facilities have experienced in the past three years, including the dates and length of each such occurrence. Schedule 2.15(d) describes every arbitration award arising in respect of any Labor Contract described in Schedule 2.15(d) issued in the past five years. The consent of any labor union which is a party to any Labor Contract is not required to consummate the transactions contemplated by this Agreement.

(e) Except for assumed Sick Time, assumed Time-Off, retention bonuses, referral bonuses and tuition assistance payments, each only to the extent set forth in Section 1.5, (i) Buyer shall not assume any liability or responsibility for any other benefit or obligations arising out of or under any Employee Benefit Plan to which any Transferring Employee or Seller Employee is or may be entitled without regard to whether such obligation or responsibility arises under the terms of such Employee Benefit Plan or applicable Law, and (ii) Sellers shall retain all other liability and responsibility for benefits, administration and compliance with the terms of any and all Employee Benefit Plans and applicable Laws with regard to any and all Employee Benefit Plans, including but not limited to any withdrawal liability which may attach to any Employee Benefit Plan. Without in any way limiting the foregoing, with respect to any Seller Employee (and his or her dependents or other qualified beneficiaries) who does not become a Transferring Employee, Sellers shall be solely responsible for all COBRA obligations related to any “qualifying event” as defined in Section 4980B(f)(3) of the Code occurring on or before the Closing Date. In accordance with Treasury Regulation Section 54.4980B-9, Q&A 7, the parties hereby intend to allocate to Sellers all responsibility for M&A Qualified Beneficiaries (as such term is defined in Treasury Regulation Section 54.4980B-9, Q&A 4), and Sellers shall take all steps as may be necessary to prevent Buyer from incurring liability under Treasury Regulation Section 54.4980B-9, Q&A 8.

(f) To the Sellers’ Knowledge, no person employed by or affiliated with Sellers has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and, no person employed by or affiliated with Sellers has violated any confidential relationship which such person may have had with any third party while working on behalf of Sellers, and Sellers have no reason to believe that any such event will occur.

2.16 Benefit Plan Compliance with Provisions of Applicable Law.

(a) Schedule 2.16 lists all Employee Benefit Plans Sellers sponsored, maintained or contributed to, or for which Sellers have any liability or responsibility, and for each such Employee Benefit Plan that is not in writing, Schedule 2.16 includes a brief description of such arrangement or plan.

(b) Sellers have provided to Buyer a true and complete copy of, to the extent applicable, (i) all Employee Benefit Plan documents (including all amendments thereto), (ii) the three (3) most recent annual reports (Form 5500) as filed with the IRS, (iii) each trust agreement related to each Employee Benefit Plan, (iv) the most recent summary plan description for each Employee Benefit Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto, (v) the most recent actuarial report relating to any Employee Benefit Plan subject to Title IV of ERISA, (vi) the most recent IRS determination letter issued with respect to any Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, and (vii) as applicable, all non-discrimination and participation testing conducted upon any Employee Benefit Plan for the past three (3) years.

(c) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Benefit Plan; there are no actions or claims pending (other than routine claims for benefits) or threatened against any Employee Benefit Plan or against the assets of any Employee Benefit Plan, nor are there any current or threatened encumbrances or liens on the assets of any Employee Benefit Plan. Sellers have not incurred any liability (other than normal claims for benefits under its welfare plans) under any provision of ERISA or other applicable Law relating to any Employee Benefit Plan. Each Employee Benefit Plan has been established, maintained and administered in compliance with its terms and complies in all material respects, both in form and operation, with the applicable provisions of ERISA (including without limitation the funding and prohibited transactions provisions thereof), the Code, and all other state and federal applicable Laws. Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 and GUST stating that such Employee Benefit Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan.

(d) Neither any Seller nor any ERISA Affiliate maintains now or has ever maintained or contributed to any plan or arrangement subject to Title IV of ERISA or Section 412 of the Code, a multiemployer plan as described in Section 3(37) of ERISA or a “multiple employer plan” as described in Section 3(40) of ERISA or Section 413(c) of the Code, and no Seller has ever had any liability with respect to any such plan sponsored or maintained by an ERISA Affiliate. Except as set forth on Schedule 2.16(d), no Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (through insurance or otherwise) with respect to employees or former employees beyond their retirement or other termination of service other than coverage mandated by applicable Law. Except as set forth in Schedule 2.16(d), no Employee Benefit Plan which is a group health plan, as described in Section 5000(b)(1) of the Code, is self-insured. No Employee Benefit Plan liability, contingent or otherwise, shall affect any of the Facilities or the Assets being transferred hereunder, including but not limited to subjecting any Asset being transferred hereunder to attachment, forfeiture, seizure liquidation or use as collateral.

2.17 No Undisclosed Liability. Except as and to the extent of the amounts specifically accrued or disclosed in the Financial Statements, Sellers have no liabilities or obligations of any nature whatsoever, due or to become due, accrued, absolute, contingent or otherwise, whether or not required by GAAP to be reflected on a balance sheet, and including all borrowings, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since March 31, 2005 for which adequate provision has been made in the Interim Financial Statements and shall be made in the Pre-Closing Financial Statements, none of which individually or in the aggregate has a Seller Material Adverse Effect. Except as set forth on Schedule 2.17 hereto there is no basis for the assertion against Sellers of any liability or obligation not fully and expressly accrued or disclosed in the Financial Statements except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since March 31, 2005 for which adequate provision has been made in the Interim Financial Statements and shall be made in the Pre-Closing Financial Statements, none of which individually or in the aggregate has a Seller Material Adverse Effect. Since March 31, 2005, Sellers have booked in accordance with GAAP all liabilities to customers and suppliers for discounts, returns, promotional allowances and otherwise and have booked in accordance with

GAAP all rebates, refunds, allowances and returns for goods or services provided to, by or for the account of Sellers.

2.18 No Brokers. Except as set forth on Schedule 2.18 (any such disclosure constituting a Retained Liability hereunder), neither any Seller or Seller Owner nor any Affiliate of any Seller or Seller Owner has employed, either directly or indirectly, or incurred any liability to, any broker, finder or other agent in connection with the transactions contemplated by this Agreement.

2.19 Taxes. Except as set forth on Schedule 2.19, Sellers have filed, or have caused to be filed, on a timely basis and subject to all permitted extensions, all Tax Returns with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes that are shown as due on such Tax Returns have been timely paid, or delinquencies cured with payment of any applicable penalties and interest, as of the Closing Date. Except as set forth on Schedule 2.19, there are no Liens for Taxes on any Facilities or Assets, no basis exists for the imposition of any Liens and the consummation of the transactions contemplated by this Agreement will not give rise to any Liens for Taxes on any Facilities or Assets. No adjustment of or deficiency of any Tax or claim for additional Taxes has been proposed, asserted, assessed or to the Sellers’ Knowledge threatened against Sellers or any member of any affiliated or combined group of which Sellers are or were a member or for which Sellers could be liable, and to the Sellers’ Knowledge there is no basis therefor. Except as set forth on Schedule 2.19, Sellers have no dispute with any taxing authority as to Taxes of any nature. There are no audits or other examinations being conducted or to the Sellers’ Knowledge threatened, and there is no deficiency or refund litigation or controversy in progress or to the Sellers’ Knowledge threatened with respect to any Taxes previously paid by Sellers or with respect to any returns previously filed by Sellers or on behalf of Sellers. Sellers have not made any extension or waiver of any statute of limitations relating to the assessment or collection of Taxes. Except as set forth on Schedule 2.19, there are in effect no powers of attorney or other authorizations to any persons or representatives of Sellers with respect to any Tax. Buyer shall have no liability for any Taxes related to the ownership or operation of the Facilities or Assets or the Sellers’ businesses for the periods prior to the Closing Date or that may be imposed upon the sale or assignment of the Assets pursuant to this Agreement and the several Assignment and Assumption and Bill of Sale agreements to be delivered hereunder. Sellers are in compliance with all Laws relating to Taxes.

2.20 List of Contracts.

(a) For purposes of this Agreement, “Contracts” means all agreements, contracts and commitments, written or oral, relating to the Facilities to which a Seller is a party or by which a Seller or any of its properties, or the Facilities or Assets is bound including, without limitation: (i) notes, loans, credit agreements, mortgages, indentures, security agreements, operating leases, capital leases and other agreements and instruments relating to the borrowing of money or extension of credit and any contract of suretyship or guaranty; (ii) employment and consulting agreements and arrangements (including but not limited to agreements relating to medical services), and all bonus, compensation, pension, insurance, retirement, deferred compensation and other plans, agreements, trusts, funds and other arrangements for the benefit of employees (excluding only oral “at will” employment arrangements); (iii) agreements with health care providers, including without limitation, visiting nurses associations, home health agencies, health maintenance organizations, hospitals and other health care facilities; (iv) agreements, orders or commitments out of the ordinary course of business for the purchase by Sellers of inventories and supplies which involve annual purchases exceeding $25,000; (v) agreements, orders or commitments for the sale or lease to customers or patients of goods or services which involve annual sales exceeding $25,000 other than ordinary course of business agreements with patients and residents; (vi) licenses of patents, copyrights, trademarks and other intangible property rights; (vii) agreements or commitments for capital expenditures in excess of $25,000 for any single project; (viii) provider and supplier agreements with Payment Programs; (ix) any joint venture, partnership or other agreement involving a share of profits or losses; (x) any contract, agreement or arrangements with any Affiliate other than intercompany loans and borrowings; (xi) any agreement restricting competition or the business activities of any person or entity; (xii) any agreement for the purchase or sale of any asset other than purchase orders for inventory and supplies issued in the ordinary course of business and consistent with past practice and asset sales to unaffiliated third parties not exceeding $50,000 in the aggregate; (xiii) all leases of real property; and (xiv) any other agreements or obligations material to the Facilities or Assets, including but not limited to any service, maintenance or property management agreements relating to the Real Property. Schedule 2.20(a) hereto contains a complete and correct list of Contracts, including a complete description for any material oral Contracts. Each Contract is separately designated on Schedule 2.20(a) as either a Contract that a Seller has agreed to assign and that Buyer has agreed to assume (each, an “Assigned Contract”) or as a Contract that shall be retained or terminated by a Seller, in its discretion and at its own expense (each, a “Retained Contract”); provided that notwithstanding anything to the contrary, any Contract that is not an Assigned Contract is a Retained Contract. Schedule 2.20(a) contains, for each Assigned Contract, a description of any consents or approvals required in connection with the transactions contemplated hereby. Schedule 2.20(a) expressly identifies those Assigned Contracts that are between a party and an Affiliate of such party.

(b) Except as set forth on Schedule 2.20(b), no Seller is in default under the terms of any Assigned Contract. Except as set forth on Schedule 2.20(b), no event has occurred that would constitute a default by a Seller under any Assigned Contract, nor has any Seller received any notice of any default under any Assigned Contract. To the Sellers’ Knowledge, the counterparties to the Assigned Contracts are not in default under the terms thereof, nor to the Sellers’ Knowledge has any event occurred that would constitute a default by any such counterparty under any Assigned Contract, nor have Sellers received any notice of any such counterparty’s default under any Assigned Contract.

(c) Sellers have made no prepayments or deposits under any Assigned Contract except as set forth on Schedule 2.20(c).

(d) The Assigned Contracts are valid and binding obligations and in full force and effect and have been entered into in the ordinary course of business, consistent with past practice. Sellers have not received any notice from any other party to an Assigned Contract of the termination or threatened termination thereof, nor any claim, dispute or controversy thereon, and except as set forth on Schedule 2.20(d), have no Knowledge of the occurrence of any event which would allow any other party to terminate any Assigned Contracts, nor have Sellers received notice of any asserted claim of default, breach or violation of, any Assigned Contract and, to the Sellers’ Knowledge, except as set forth on Schedule 2.20(d), there is no basis therefor.

(e) Subject to obtaining any required consent, consummation of the transactions contemplated by this Agreement will not constitute a default under any Assigned Contract nor will it trigger any other provision in an Assigned Contract that would result in a change in such Assigned Contract, including without limitation the requirement for a transfer fee or new deposit, or termination thereof.

2.21 Real Properties.

(a) Set forth on Schedule 1.1(a) attached hereto is a true, complete and accurate description of all real property owned by any Seller and set forth on Schedule 1.1(b) attached hereto is a true, complete and accurate description of all real property leased by any Seller. Seller has (or shall have as of Closing) good, clear record and marketable (i) leasehold title to the Leased Real Property, and (ii) fee title to the Owned Real Property, free and clear of all Liens other than Permitted Exceptions.

(b) Except as set forth on Schedule 2.21(b) and subject to the environmental representations set forth in Section 2.30, the Real Property, and every part thereof, structural and nonstructural, including without limitation plumbing, heating, ventilation, air conditioning, electrical and lighting systems and equipment, to the Sellers’ Knowledge is in compliance in all material respects with all Laws which are or may apply to the use or manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Real Property, but excluding the ADA (collectively, “Real Property Operational Laws”), including without limitation all building, safety, fire, health, zoning, subdivision, traffic, flood control, environmental and similar laws and ordinances. Additionally, to the Sellers’ Knowledge each Facility is structurally sound.

(c) None of the Assets or Facilities is subject to or affected by any pending or, to the Sellers’ Knowledge threatened, change in applicable zoning designation, special assessment, condemnation or other eminent domain proceeding, or historic preservation designation.

(d) Except as set forth on Schedules 1.11-A and 1.11-B, Sellers hold their respective interests in the Real Property free and clear of all claims or rights of any third parties and the possession of the Real Property by Sellers has not been disturbed and no claim has been asserted against Sellers adverse to its rights in such Real Property. To the Sellers’ Knowledge except as set forth on Schedule 2.21(b), all improvements, fixtures and all structures on the Real Property and the current uses of the Real Property conform to all applicable Laws, including building, safety, fire, health, zoning, subdivision, traffic, flood control, environmental and other ordinances, laws, rules and regulations, but excluding the ADA. To the Sellers’ Knowledge applicable zoning laws permit the presently existing improvements and the conduct and continuation of the business as being conducted on the Real Property. Except as set forth on Schedule 2.21(d) and with respect to compliance with the ADA, to the Sellers’ Knowledge all improvements, mechanical equipment, fixtures and operating systems included in the Real Property are in good operating condition and repair (ordinary wear and tear excepted) and there does not exist any condition which materially interferes with the economic value or use of such property and improvements.

(e) Except as disclosed on Schedule 1.11-A, to the Sellers’ Knowledge the Real Property is in compliance with any and all restrictions and other provisions included in any Permitted Exceptions on such Real Property, and there are no matters that create, or that with notice or the passage of time would create, a default under any of the documents evidencing such Permitted Exceptions.

(f) To the Sellers’ Knowledge, all necessary utilities are available on the Real Property in sufficient quantities for the present use on said properties.

(g) Except as disclosed on Schedule 1.11-A and Schedule 1.11-B, to the Sellers’ Knowledge, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws and ordinances, do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which permits or licenses necessary or desirable for use thereof have not been obtained.

(h) To the Sellers’ Knowledge there are no pending condemnation or similar proceedings affecting the Real Property or any portion thereof, including any special assessment proceeding or any action which would impair or result in the termination of access from the Real Property to abutting public highways, streets and roads. To the Sellers’ Knowledge each parcel of the Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of Real Property, and access to the Real Property is provided by paved public right-of-way with curb cuts available.

(i) None of the Sellers has granted any leases, subleases, or licenses, nor created any tenancies, affecting the Real Property, except with respect to residents and patients of the Facilities and except as set forth on Schedule 2.21(i). Except for residents and patients there are no other parties in possession of any portion of the Real Property as trespassers or otherwise, except as set forth on Schedule 2.21(i).

(j) Except as set forth on Schedule 2.21(j), none of the Sellers is a party to or is otherwise bound by, nor is any of its respective properties subject to, any Contract requiring it to pay any commissions or other compensation to any brokers or agents in connection with any of the Real Property, and has had no dealings with any broker or agent with respect to the Real Property upon which any such broker or agent would be entitled to a commission or other compensation.

(k) No person other than the Sellers has any Contract, option or right of first refusal to purchase the Owned Real Property or any part thereof and to the Sellers’ Knowledge, no person other than the Sellers has any Contract, option or right of first refusal to purchase the Leased Real Property or any part thereof.

(l) To the Sellers’ Knowledge there are no pending or proposed municipal betterments for which a Lien could be imposed on the Real Property.

(m) Sellers have obtained and delivered to Buyer copies of all certificates of occupancy and other related permits materially affecting the use and occupancy of the Real Property, all of which are in full force and effect.

2.22 Leases of Real Property. For the purposes of this Agreement, “Real Property Leases” means any lease, sublease, conditional or installment sale contract, Lien or similar arrangement to which any Real Property used by any Seller is subject. Except as set forth on Schedule 2.22(a), none of the Real Property is subject to a Real Property Lease. Sellers have delivered to Buyer a complete and correct copy of each Real Property Lease, including any amendments thereto, regardless of form listed on Schedule 2.22(a). With respect to each Real Property Lease, Schedule 2.22(a) sets forth the names and addresses of all parties to each such Lease. All of such Real Property Leases are valid, binding and enforceable in accordance with their respective terms and are in full force and effect. Except as set forth on Schedule 2.22(b), no Seller is in default under any of such Real Property Leases and there has not been asserted, either by or against a Seller under any of such Real Property Leases, any notice of default, set-off or claim of default. To the Sellers’ Knowledge, the parties to the Assigned Real Property Leases other than Sellers are not in default of their respective obligations under any of such Assigned Real Property Leases. There has not occurred any event which, with the passage of time or giving of notice (or both), would constitute such a default or breach under any of such Assigned Real Property Leases by any party thereto. Each Real Property Lease is separately designated on Schedule 2.22(a) as either a Real Property Lease that a Seller has agreed to assign and that Buyer has agreed to assume (each, an “Assigned Real Property Lease”) or as a Real Property Lease that shall not be assumed and is being retained by Sellers.

2.23 Financing Statements. There are no financing statements under the Uniform Commercial Code which name any Seller as debtor or lessee filed in any state, except as set forth on Schedule 2.23. Except for those no longer in effect, Sellers have not signed any financing statement or any security agreement under which a secured party thereunder may file any such financing statement.

2.24 Transactions With Affiliates. Except for intercompany loans and borrowings among Sellers and their Affiliates which are included as Sellers’ Retained Liabilities and Retained Assets, as applicable, or as detailed on Schedule 2.24, except as set forth on Schedule 2.20 and expressly identified as an affiliate contract on such schedule, no Seller Owner, or director, officer, or manager or employee of any Seller or member of the family of any such person, or any corporation, partnership, trust, limited liability company or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner, manager or holder of any equity interest, is a party to any transaction with any Seller, including any contracts, agreements or other arrangement providing for the furnishing of goods or services by, rental of real or personal property from or to or otherwise requiring payments or involving other obligations to any such person or firm.

2.25 Insurance. Schedule 2.25 correctly describes, by type, carrier, policy number, limits, premium and expiration date, the insurance coverage carried by Sellers, which insurance will remain in full force and effect in accordance with policy terms, with respect to all events occurring prior to the Closing Date. Schedule 2.25 also states whether each such policy is carried on a “claims made” or “occurrence” basis. Except as set forth on Schedule 2.25, all such insurance policies are owned by and payable solely to Sellers. Except as set forth on Schedule 2.25, Sellers have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, have not received notice of cancellation or non-renewal of any such policy or binder and are not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder. There are no outstanding claims under any such policy which have gone unpaid for more than thirty (30) days, or as to which the insurer has disclaimed liability.

2.26 Inventory. Sellers have maintained sufficient medical and office inventory consisting of items of a quality and quantity usable or saleable in the ordinary course of business at levels consistent with those maintained by businesses of similar size and providing similar services.

2.27 Intellectual Property. Schedule 2.27 sets forth a list of Intellectual Property owned, controlled or used by Sellers, together in each case with a brief description of the nature of such right. All Seller-owned fictitious or assumed business names, patents, copyrights and trademarks listed on Schedule 2.27 are in effect and all applications listed therein as pending have been prosecuted in good faith as required by law and are in good standing. There has been no infringement by Sellers or any of their Affiliates with respect to any Intellectual Property rights of others. Sellers own or possess adequate licenses or other rights to use all Intellectual Property necessary or desirable to conduct their businesses, none of which rights will be impaired by the consummation of the transactions contemplated by this Agreement, and except as set forth on Schedule 2.27, all of the rights of Sellers thereunder will be enforceable by Buyer immediately after Closing without the consent or agreement of any other party. None of the Intellectual Property listed on Schedule 2.27 is involved in any interference or opposition proceeding, and there has been no written notice received by Sellers or any other indication that any such proceeding will hereafter be commenced. Sellers have not granted any person or entity any right to use any of the Intellectual Property for any purpose other than use by Sellers and its employees and contractors in the ordinary course of business.

2.28 Credits. Schedule 2.28 accurately describes the Facilities’ practices relative to Credits. At Closing, Sellers will provide Buyer with a true and complete list of all Credits in existence as of the Closing Date, itemized by patient, amount and type. The Sellers have no Knowledge of any claims against the Facilities by patients or third-parties with regard to the amount of any Credit.

2.29 Census and Payor Mix Statements. Attached hereto as Schedule 2.29 are true and complete copies of the annual census and payor mix statements for each Facility for fiscal years ending December 31, 2003 and 2004 and for the seven (7) month period from January 1, 2005 through July 31, 2005. Each such statement, and each statement to be delivered to Buyer after the date hereof pursuant to Section 4.5, correctly sets forth (or will, when delivered, correctly set forth) the census of patients and payor sources therefor at each Facility for the dates and periods set forth thereon, with those patients whom Sellers believe to be eligible for Medicaid, but whom the Massachusetts Medicaid program has not yet declared to be eligible

(“Medicaid Pending” patients) separately identified. Sellers have established policies and procedures to reasonably assure that each patient referenced on such statements is (or will be as of the date any future statement is delivered) eligible to receive payment for the services of the relevant Facility from the payor or payors indicated for such patient on such statement, and that with respect to Medicaid Pending patients, such patients will meet the requirements for reimbursement under the Massachusetts Medicaid program. Each of the Facilities follows the policies and procedures referenced in this Section 2.29.

2.30 Environmental and Safety Matters.

(a) Except as described on Schedule 2.30, to the Sellers’ Knowledge, (i) each Seller has all Environmental Licenses which are required under Environmental Laws, (ii) each Seller is in compliance with all terms and conditions of such Environmental Licenses, (iii) each Seller is in compliance with all Environmental Laws and any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws or contained in any regulation, code, plan, governmental order, notice or demand letter issued, entered, promulgated or approved thereunder, (iv) neither any Seller, any predecessor in interest of any Seller, nor any other person or entity, has generated, manufactured, stored, transported, treated, recycled, released, disposed of or otherwise handled in any way Hazardous Substances on, beneath, or about any Real Property except in compliance with any Environmental Laws, (v) as of the date hereof, there has not been any event, condition, circumstance, activity, practice, incident, action or plan which will interfere with or prevent continued compliance with the terms of any Environmental License or which would give rise to any liability under any Environmental Law or give rise to any common law or statutory liability, including but not limited to any event, condition, circumstance or activity based on or resulting from any Seller’s or its agent’s manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Substance, and (vi) no underground storage tanks or surface impoundments exist at the Real Property. Except as set forth on Schedule 2.30, there is no action, claim, governmental order, governmental investigation, notice or demand letter pending or, to the Sellers’ Knowledge, threatened against any Seller relating in any way to Environmental Laws or any regulation, code, plan, governmental order, notice or demand letter issued, entered, promulgated or approved thereunder.

(b) Each Seller has made available to the Buyer true and correct copies of all environmental reports and audits in its possession or under its control relating to or otherwise affecting the Real Property, the operation of the Facilities thereon or any other uses thereof.

2.31 Care of Patients. Set forth on Schedule 2.31 is a true, complete and accurate list of all compliance matters and complaints which have been reported to the Department of Public Health of the Commonwealth of Massachusetts during the most recent six months, copies of all of which have been provided to the Buyer. There are no complaints or claims relating to the care provided by Sellers during the last six months that are likely to result in a Seller Material Adverse Effect. Sellers have no life care agreements with any of their patients or residents. Sellers have adequate insurance to cover all losses, if any, and other amounts due from any Seller related to the items set forth on Schedule 2.31.

2.32 BCBSMA Contracts. Schedule 2.32 lists all contracts presently in place between Blue Cross Blue Shield of Massachusetts, Inc. (“BCBSMA”) and any Seller or any affiliate of any Seller relating to any of the Facilities (together the “BCBSMA Contracts”).

2.33 Disclosure. Each of the Sellers and Seller Owners in connection with the transactions contemplated hereby, has not made and will not make any untrue statement of a material fact in writing which has not been subsequently corrected in writing and this Agreement, together with its schedules and exhibits and all ancillary agreements and all exhibits and schedules thereto to be delivered at Closing, has not omitted and will not omit to state a material fact (other than facts otherwise stated to Buyer in writing) necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which they were made. There is no fact within the Knowledge of the Sellers or Seller Owners that has not been disclosed herein to Buyer and which could have a Seller Material Adverse Effect other than facts known to the general public and to the long-term care industry.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Sellers and Signatory Owners to enter into this Agreement, Buyer and Buyer Guarantor (each a “Buyer Entity” and together, the “Buyer Entities”) hereby represent, warrant and covenant to Sellers, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization, Good Standing and Qualification. Each Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to own and operate its properties and to carry on its business as now conducted, to enter into this Agreement and to carry out and perform its obligations under the Acquisition Agreements to which it is a party.

3.2 Authorization; Binding Agreement. Each Buyer Entity has the corporate or limited liability company, as the case may be, power and authority to execute and deliver this Agreement, and to carry out the transactions contemplated hereby. The execution and delivery by each Buyer Entity of the Acquisition Agreements to which such Buyer Entity is a party and all of the documents and instruments required thereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company, as the case may be, action on the part of such Buyer Entity. The Acquisition Agreements to which each Buyer Entity is a party and each of the other documents and instruments required hereby have been duly executed and delivered by such Buyer Entity and constitute the valid and binding obligations of such Buyer Entity, enforceable against such Buyer Entity in accordance with their respective terms.

3.3 Legal Proceedings. There are no actions, suits, litigation, or proceedings pending or threatened against any Buyer Entity which could materially adversely affect such Buyer Entity’s ability to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

3.4 No Brokers. No Buyer Entity has employed, either directly or indirectly, or incurred any liability to, any broker, finder or other agent in connection with the transactions contemplated by this Agreement.

3.5 No Violation. The execution, delivery, compliance with and performance by each Buyer Entity of the Acquisition Agreements to which such Buyer Entity is a party and each of the other documents and instruments delivered in connection therewith do not and will not (a) violate or contravene the organizational certificates, documents and agreements, as amended to date, of such Buyer Entity, (b) violate or contravene any law, statute, rule, regulation or Order to which such Buyer Entity is subject, or (c) conflict with or result in a breach of or constitute a default by any party under any contract, agreement, instrument or other document or contract to which such Buyer Entity is a party or by which such Buyer Entity or any of its assets or properties are bound or to which such Buyer Entity or any of its assets or properties are subject.

3.6 BCBS Relationship. To Buyer’s knowledge, it is not aware of any reason BCBSMA will not unconditionally and promptly provide the BCBSMA Consents. Solely for purposes of this Section 3.6, “Buyer’s knowledge” means the actual knowledge of Paul J. Diaz, President and Chief Executive Officer, Gregory Miller, Senior Vice President, Corporate Development and Financial Planning, Michael Beal, Senior Vice President, Northeast Region, Health Services Division, and Ruth Lusk, Senior Vice President, East Region, Hospital Division, of Buyer Guarantor.

ARTICLE IV

COVENANTS

4.1 Conduct of Sellers’ Business Pending Closing. Sellers agree that, between the date hereof and the Closing Date, other than solely to the extent required to comply with applicable Law, unless Buyer shall consent in writing, which consent shall not be unreasonably delayed, conditioned or withheld: (i) each Seller shall conduct its business only in, and shall not take any action except in, the ordinary course of business consistent with past practice, (ii) Sellers shall use their commercially reasonable efforts, including but not limited to actions in the ordinary course of business, to keep available the services of Seller Employees and to preserve their current relationships with such of the patients, residents, suppliers, physicians and other persons with which Sellers have significant business relations in order to preserve substantially intact their businesses, and (iii) Sellers shall use their commercially reasonable efforts to preserve intact the Assets (ordinary wear and tear excepted) and the operations of the Facilities. By way of amplification and not limitation, between the date hereof and the Closing Date, Signatory Owners shall not and Sellers shall not, and shall neither cause nor permit any of Sellers’ Affiliates, officers, directors, employees and agents to, directly or indirectly, do, or agree to do, any of the following with respect to the Assets or the Facilities, without the prior written consent of Buyer, which consent shall not be unreasonably delayed, conditioned or withheld:

(a) Sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of the Assets, or any equity interest of any Seller (including any equity interest held by any Seller Owner), except in the ordinary course of business and in a manner consistent with past practice; provided that the aggregate amount of any such sale or disposition (other than a sale or disposition of products or other inventory in the ordinary course of business consistent with past practice, as to which there shall be no restriction on the aggregate amount), or pledge, grant, transfer, lease, license, guarantee or encumbrance of such property or assets shall not exceed $100,000 in the aggregate per month;

(b) Acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) for or in connection with Seller’s business any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than (i) acquisitions of assets in the ordinary course of business and consistent with past practice, or (ii) acquisition of assets up to $100,000 in the aggregate per month, or (iii) purchases of inventory for resale (whether for cash or pursuant to an exchange) or use in the ordinary course of business and consistent with past practice, provided, however, that any Seller may acquire such assets as are in good faith required in medical emergencies involving life-threatening circumstances;

(c) Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money other than on terms and conditions no more restrictive of the Sellers than under the credit facilities set forth on Schedule 2.20(a) hereto;

(d) Enter into, amend, permit or consent to the renewal of, terminate, cancel or make any material change in any Assigned Real Property Lease, Assigned Contract or Assigned Personal Property Lease or any other Contract with an Affiliate or perform any construction on or modification to the Real Property or to any of the buildings or other improvements thereon, other than normal repair and maintenance and other than as required by Law, a Real Property Lease or a Contract;

(e) Make or authorize any capital expenditure in excess of $100,000 in any Facility, provided, however, that any Seller may acquire such assets as are required to maintain compliance with Laws or its leases or in the ordinary course consistent with past practice;

(f) Increase the compensation payable or to become payable to any Seller Employee, except for (i) increases in the ordinary course of business in accordance with past practices in salaries or wages of such employees or (ii) one-time retention bonuses payable by any Seller to Seller Employees until the Closing, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any Seller Employee, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any Seller Employee, in each case other than in the ordinary course of business consistent with past practice;

(g) Modify any accounting policies, procedures or methods;

(h) Waive, release, assign, settle or compromise any claims or litigation involving amounts in excess of $100,000 or enter into any agreements limiting in any way the conduct of Sellers’ business;

(i) Authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing;

(j) Take any action that is reasonably likely to cause the representations and warranties set forth in Article II to become false or inaccurate;

(k) Take any action or fail to take any action that is reasonably likely to result in a Seller Material Adverse Effect; or

(l) Permit or cause any Seller Affiliates to do any of the foregoing or agree or commit to do any of the foregoing.

4.2 Notice by Sellers of Certain Events. Sellers shall give prompt written notice to Buyer of (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the consummation of the transactions contemplated by this Agreement; (b) any notice or other communication from any governmental entity adverse to the Sellers in connection with the Facilities or in connection with the transactions contemplated by this Agreement; (c) the status of any ongoing survey activity in any of the Facilities; (d) any actions, suits, claims, investigations or proceedings commenced or, to the Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting Sellers, the Facilities or the Assets or the transactions contemplated by this Agreement (including without limitation, the commencement of a Facility licensure or certification survey or site visit but excluding routine patient claims that are promptly resolved); (e) the occurrence of a breach or default or event that, with notice or lapse of time or both, could become a breach or default under this Agreement or any Assigned Contract, Assigned Real Property Lease or Assigned Personal Property Lease; and (f) any Seller Material Adverse Effect or change, event or circumstance which is likely to delay or impede the ability of Sellers or Signatory Owners to consummate the transactions contemplated by this Agreement or to fulfill their obligations set forth herein.

4.3 Consents and Approvals.

(a) Third Party Consents. Unless otherwise agreed to in writing by Buyer, and except for those Third Party Consents identified on Schedule 2.3(b) as Commercially Reasonable Efforts Consents, Sellers shall obtain prior to the Closing Date all other Third Party Consents including Best Efforts Consents. Sellers shall commence the process of obtaining the Best Efforts Consents promptly after the Effective Date and shall (i) provide to Buyer a written report on the status of each Best Efforts Consent every two weeks between the Effective Date and the Closing Date, (ii) provide Buyer with a copy of all correspondence with third parties regarding Best Efforts Consents, and (iii) shall notify the Buyer promptly of any refusal by a third party to provide a Best Efforts Consent. If a Third Party Consent is not obtained and delivered at Closing, and Buyer waives in writing the requirement to deliver such Consent at Closing (provided that Commercially Reasonable Efforts Consents and Best Efforts Consents shall not be a condition to Closing), then as to each such Third Party Consent that is not delivered at Closing, (i) neither this Agreement nor any action taken hereunder shall be deemed to constitute an assignment of any Asset or any Assigned Contract if such assignment or attempted assignment would constitute a breach of any Assigned Contract or result in the loss or diminution of any rights thereunder or acceleration of any obligations thereunder, and (ii) Sellers shall cooperate with Buyer in any reasonable arrangement proposed by Buyer designed to provide Buyer with the benefits of the Asset or Assigned Contract as to which such Third Party Consent relates, including enforcement by Sellers, for the account and benefit of Buyer, of any and all rights of Sellers against any other person arising out of the breach or cancellation of any such Assigned Contract by such other person or otherwise.

(b) Medicare Approvals. Buyer and its Affiliates shall file with the Medicare authorities documentation notifying same of a change of ownership of Sellers’ businesses effective as of the Closing Date. Sellers shall cooperate with Buyer to take all actions necessary to transfer or reissue to Buyer the DONs and Licenses for the Facilities, and any other Governmental Approvals necessary for Buyer to operate the Facilities in the same manner as Sellers. Upon Buyer’s receipt of written notification from the Centers for Medicare & Medicaid Services (“CMS”) indicating that CMS has processed and approved Buyer’s change of ownership application with respect to Seller’s Medicare provider number (the “Medicare CHOW Approval”), Sellers will (i) terminate all electronic funds transfer arrangements with third party payors effective not later than the thirty-fifth (35th) day following the Closing Date, and (ii) notify the Medicare and Medicaid programs to discontinue the linkage of Sellers’ Medicare provider number to its Medicaid provider number. Sellers shall cooperate with Buyer to take all actions necessary to transfer or reissue to Buyer the Licenses and DONs for the Facilities as of the Closing Date. Buyer shall provide Sellers reasonable access to records of the Facilities (including appropriate passwords) necessary for billing and collection of Pre-Closing Accounts Receivables from Medicare and commercial payors.

(c) Cooperation. Buyer and Seller shall continue after the Closing Date to pursue the Third Party Consents and Governmental Approvals to the extent not previously obtained and expressly waived by Buyer in writing in connection with the consummation of the transactions contemplated hereunder. Each of the parties hereto shall, from time to time after the Closing Date, upon the request of any other party hereto and at the expense of such requesting party, duly execute, acknowledge and deliver all such further instruments and documents reasonably required to further effectuate the interests and purposes of this Agreement.

4.4 Governmental Approvals.

(a) Each Seller, each Signatory Owner and Buyer shall: (i) make or cause to be made the filings required of such party or any of its Affiliates under the HSR Act with respect to the transactions contemplated by this Agreement, as promptly as practicable and in any event the initial filing with respect to this Agreement, if required, shall be made within thirty (30) days after the date of this Agreement, (ii) agrees to use its commercially reasonable efforts to negotiate with the United States Federal Trade Commission, the United States Department of Justice and/or any other Governmental Authority in respect of such filings to prevent the issuance of any requests for additional information, documents or other materials under the HSR Act; provided, that, (x) if such a request is about to be issued notwithstanding the parties’ efforts, Buyer shall have the option of withdrawing and refiling the filings to avoid the issuance of such a request and to enable the parties to continue to attempt to resolve the issues raised by any Governmental Authority in connection with the filings without the need to respond to any such request, and, (y) if any such requests are nonetheless issued, the parties shall seek modification of same and comply at the earliest practicable date with respect thereto, as modified; and (iii) act in good faith and reasonably cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. To the extent not prohibited by Law, each party to this Agreement shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Each Party shall give the others prompt notice of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Each Seller and each Signatory Owner shall furnish Buyer with a copy of any questions or requests for information received from any Governmental Authority, and shall furnish Buyer’s representatives with a copy of any response by any Seller or Signatory Owner to such questions or requests for information. If, in Buyer’s sole judgment, any Seller or any Signatory Owner does not respond in a timely manner to any questions or requests for information received from any Governmental Authority, Buyer may respond on such Seller’s or Signatory Owner’s behalf to the extent not prohibited by Law. None of the Sellers or Signatory Owners shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving Buyer prior notice of the meeting, so that Buyer’s representatives may participate in such meeting or conversation to the extent permitted by the Governmental Authority.

(b) Subject to Subsection (d) below, each Seller and Buyer shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transaction contemplated by this Agreement, under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith and subject to Subsection (d) below, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of Seller and Buyer shall cooperate and use all reasonable efforts to contest and resist such Action, and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless Buyer determines that litigation is not in its best interests. Subject to Subsection (d) below, each of Seller and Buyer shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Notwithstanding the foregoing, nothing in this Section shall be deemed to require Buyer or any Seller or Signatory Owner (unless, in the case of the Sellers and Signatory Owners, Buyer and Sellers agree thereto) to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing consents, approvals and authorizations of Governmental Authorities and having theretofore used reasonable best efforts hereunder to avoid having to take, or to otherwise mitigate, any such action, make any such commitment or agree to any such condition or restriction that would reasonably be expected to have a material adverse effect on the business, assets, properties, prospects, results of operations or financial condition of Buyer, or that would result in a material limitation of the benefits expected to be derived by Buyer as a result of the Agreement.

(c) Each Seller and Buyer shall, as promptly as practicable, obtain all other necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby. Each Seller and Buyer shall act in good faith and reasonably cooperate with the other parties in connection therewith and in connection with resolving any investigation or other inquiry with respect thereto. To the extent not prohibited by Law, each party to this Agreement shall use all reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law (other than Antitrust Laws) in connection with the transactions contemplated by this Agreement. Each Seller shall give Buyer reasonable prior notice prior to initiating communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such Approval. Each Seller shall promptly notify Buyer of any such communications. None of the Sellers shall independently participate in any meeting, or initiate any substantive conversation, with any Governmental Authority in respect of any such Approval, investigation or other inquiry without giving Buyer prior notice of the meeting and discussing with Buyer the advisability of Buyer’s representatives participating in such meeting or conversation.

(d) The Sellers agree and acknowledge that, notwithstanding anything to the contrary in this Section 4.4, without Buyer’s prior written consent, no Seller shall agree to hold separate (including by trust or otherwise) or to divest any of their respective businesses, subsidiaries or assets contemplated to be transferred to Buyer pursuant hereto, or agree to any limitation on, any of their respective businesses, subsidiaries or assets contemplated to be transferred to Buyer pursuant hereto. Anything to the contrary in this Agreement notwithstanding, Buyer shall not be required to hold separate (including by trust or otherwise) or to divest any of its businesses, subsidiaries, Affiliates or assets (including any of the Assets or Facilities), or to take or agree to take any action with respect to, or agree to any limitation on, any of its respective businesses in order to satisfy any of its respective obligations under this Agreement, including under this Section 4.4.

(e) Each Seller and Buyer shall make the initial regulatory filings identified on Schedule 4.4 (other than filings, if any, required under the HSR Act) within fifteen (15) days after the date hereof and shall use their commercially reasonable best efforts to respond to regulatory follow-up requests in a timely manner. Upon or prior to making such initial regulatory filings, Buyer will notify the Department of Public Health of the Commonwealth of Massachusetts of the legal entity level at which it is providing information in such filings.

4.5 Access to Information; Delivery of Financial Statements.

(a) Upon reasonable notice, Sellers shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, reasonable access, during the period prior to the Closing Date, to all its properties, books, Contracts and records and, during such period, Sellers shall furnish promptly to Buyer all information concerning its business, properties, books, Contracts, records and personnel as Buyer may reasonably request. Sellers shall make available to Buyer the appropriate individuals for discussion of Sellers’ Assets, businesses, properties and personnel as Buyer may reasonably request. No investigation pursuant to this Section 4.5 or otherwise shall affect any representations, warranties, covenants or agreements of Sellers or Signatory Owners herein.

(b) Without limiting the generality of Subsection 4.5(a) above, prior to the Closing Date, Sellers shall deliver to Buyer ((i) and (ii) below, the “Pre-Closing Financial Statements”):

(i) within thirty (30) days after the last day of each of the first two months of each fiscal quarter of Sellers, an unaudited consolidated balance sheet of Sellers and each Facility as of the end of such month and the related consolidated statements of income and owners equity for such monthly period, prepared by Sellers and certified by Sellers’ Chief Financial Officer;

(ii) within forty-five (45) days after the end of each fiscal quarter of Sellers, an unaudited consolidated balance sheet of Sellers and each Facility as of the end of such quarter and the related consolidated statements of income, and owners equity for such quarterly period, prepared by Sellers and certified by Sellers’ Chief Financial Officer; and

(iii) monthly census and payor mix reports by Facility in such form as usually prepared by Sellers and certified by Sellers’ Chief Financial Officer and consistent with the Year-end Financial Statements and Interim Financial Statements.

The Pre-Closing Financial Statements shall be complete and correct and fairly and accurately present the financial condition of Sellers as of the dates indicated and the results of operations of Sellers for the respective periods indicated, and shall be prepared in accordance with GAAP, except, in the case of the Pre-Closing Financial Statements delivered pursuant to clauses (i) and (ii) above, for the absence of complete footnote disclosure as required by GAAP, and subject to changes resulting from normal year-end audit adjustments, which changes and adjustments shall not in any event result in a Seller Material Adverse Affect. The Pre-Closing Financial Statements shall reflect the consistent application of GAAP throughout the periods involved. As of their respective dates, the Pre-Closing Financial Statements and the census and payor mix reports shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made not misleading.

(c) From January 1, 2006 until the Closing, upon reasonable notice, the Sellers shall afford the officers, employees and authorized agents of the Buyer reasonable access, during normal business hours and at mutually agreeable times, to the Facilities to prepare to implement Buyer’s quality programs.

4.6 Cost Reports. Sellers shall be responsible for accurately completing and filing on a timely basis all Medicare Cost Reports and filings with DHCFP, including stub period filings and termination filings, for the period up to the Closing Date. Sellers shall provide Buyer with a reasonable opportunity to review such Medicare Cost Reports before filing. Buyer shall be responsible for completing and filing Medicare Cost Reports for the periods beginning on and after the Closing Date. Each of the parties shall provide reasonable access to their respective employees and records to the other party for the purpose of completing all such Medicare Cost Reports.

4.7 Inventory. Sellers shall ensure that, as of the Closing Date, there shall be on site at the Facilities useable medical supplies inventory, and other drugs and supplies, consistent with past practice. In the event that such inventory is not provided by Sellers to Buyer at Closing, Sellers will pay to Buyer the value thereof at Closing.

4.8 Closing Balance Sheets; Final Balance Sheets. As soon as practicable after the Closing, and in any event within thirty (30) days after the Closing Date, Buyer shall prepare and deliver to Seller unaudited balance sheets and income statements for Seller and each Facility as of the Closing Date (the “Final Balance Sheets”). The Final Balance Sheets will be subject to the reasonable approval of Sellers and will present fairly the Sellers’ assets and liabilities as of the Closing Date, and will be prepared in accordance with GAAP applied consistently with the Year-End Financial Statements and Interim Financial Statements.

4.9 Preservation of and Access to Certain Records; Cooperation.

(a) Seller shall be entitled to retain a copy of each record listed on Schedule 4.9. After Closing, Buyer shall, in the ordinary course of business and to the extent required by Law, keep and preserve all medical records and other records of Sellers existing as of the Closing and which are delivered to Buyer by Sellers; provided that, notwithstanding any other provision of this Agreement, if and to the extent Buyer desires at any time following the Closing Date to dispose of any such records, Buyer shall first notify Sellers of its intent and Sellers shall have thirty (30) days following its receipt of such notice to notify Buyer of its intent to reclaim any such records in whole or in part. Sellers shall reclaim such records no later than ten (10) days following Sellers’ delivery of such notice of intent. In addition to Buyer’s obligations set forth herein, upon reasonable notice, during regular business hours and at mutually agreeable times, Buyer will afford the representatives of Sellers, including its counsel and accountants, full and complete access to, and copies of (at the sole cost and expense of Sellers), the patient medical records transferred to Buyer at Closing. Sellers and their representatives shall use such records solely for proper business purposes and in accordance with all applicable Laws. Buyer will not, without the consent of Sellers, physically move such records to a different location until at least one year following the Closing. Buyer will maintain such records within Massachusetts at a Buyer site or at an Iron Mountain storage site for three years after the Closing Date.

(b) After Closing, Sellers shall keep and preserve all medical records and other records as of Closing which are not delivered to Buyer by Sellers and which are required to be kept and preserved by applicable Law or in connection with any claim or controversy pending at Closing. For such period as is required by Law from and after the Closing Date, Sellers shall retain and make available to representatives of Buyer, including its counsel and accountants, upon reasonable notice, subject to patient confidentiality and during regular business hours and at mutually agreeable times, full and complete access to, and copies of (at sole cost of Buyer), any such records and access to such of Sellers’ personnel as may be reasonably necessary for Buyer to comply with applicable Law or to resolve any such pending dispute. Buyer and its representatives shall use such records solely for proper business purposes and in accordance with all applicable Laws. Notwithstanding the foregoing, should Sellers wish to destroy such records or any portion thereof, Sellers shall give Buyer at least thirty (30) days prior written notice of its intent and Buyer shall have thirty (30) days following its receipt of such notice to notify Sellers of its intent to take possession of any such records in whole or in part. Buyer shall take possession of such records no later than ten (10) days following Buyer’s delivery of such notice of intent.

(c) Sellers shall cooperate and shall cause their auditors to cooperate (at the sole cost to Buyer,) with all reasonable requests of Buyer and its auditors necessary to audit all previously unaudited periods for activities of Sellers, for the purpose of enabling Buyer to make periodic reports pursuant to the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), or to make a public offering of its securities under the Securities Act of 1933, as amended (the “Securities Act”), or for other reasonable business purposes, and Sellers shall permit the historical financial statements of Sellers to be included (if required by the rules and regulations of the Securities and Exchange Commission (the “Commission”)) in any of Buyer’s filings with the Commission under either the Securities Exchange Act or the Securities Act and in any prospectus used in connection with any offering of Buyer’s securities. Buyer shall pay reasonable out-of-pocket costs of producing records such as copying costs and messenger costs. For a period of five (5) years after the Closing Date or longer if required by applicable Law, Sellers shall retain all books and records relating to their businesses and assets not transferred to Buyer hereunder, shall afford access to such records to Buyer upon its reasonable request and during regular business hours and at mutually agreeable times and to any employees or former employees of Sellers with knowledge related to such records. Sellers shall give Buyer at least thirty (30) days prior written notice of its intention to destroy any such books and records and shall provide Buyer the opportunity to take possession of such books and records, after which Sellers may destroy such records if Buyer does not take possession.

4.10 Maintenance of Insurance Coverage. From and after the Closing Date, Sellers shall continue their currently existing professional and general liability insurance coverages at their own expense, through tail insurance policies covering claims made on and following the Closing Date related to services provided by and liabilities incurred by Sellers prior to the Closing Date.

4.11 Use of Medicare and Medicaid Provider Numbers. To the extent Buyer elects to accept any Seller’s Medicare or Medicaid Provider Agreement, Buyer covenants and agrees that it shall not submit any claims for services provided after the Closing Date utilizing the Medicare or Medicaid provider numbers issued to Sellers until such time as Buyer has received the Medicare CHOW Approval. During any such period, Sellers shall be entitled to continue to utilize such provider numbers for purposes of billing its charges for services rendered by Sellers prior to the Closing Date. Immediately upon notice from Buyer that Buyer has received the Medicare CHOW Approval, Sellers shall cease using such provider numbers except to the extent necessary for billing and collection of Pre-Closing Accounts Receivables in accordance with the terms hereof.

4.12 Recovery as a Result of Tax Abatement. If after the Closing Date, there is any recovery as a result of any tax abatement for the period prior to the Closing Date whether or not as a result of Tax Abatement Litigation, Seller shall be entitled to any amount of taxes abated for such period less the pro rata expenses, including reasonable attorney’s fees, incurred in obtaining such tax abatement (“Abatement Fees”). Any monies received by Buyer for tax abatement for the period prior to the Closing Date, whether in cash, credit against future tax payments, reduced assessments or otherwise, shall be promptly paid to Seller less Abatement Fees.

4.13 Release of Liens; Conveyance of Assets. Between the date hereof and the Closing Date (a) Seller Owners and their Affiliates will convey to Sellers, or with respect to certain DONs convey to Buyer or Buyer’s designee, any Assets owned by any of them that are to be conveyed to Buyer pursuant hereto, and (b) Sellers shall procure the release of all Liens on the Assets other than any Permitted Exception and other than any Lien that Sellers and Buyer agree will be paid off at Closing using a portion of the proceeds payable hereunder.

4.14 Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered, the documents referenced in Sections 6.2(h) and 6.2(i). Buyer shall use diligent efforts to ensure the satisfaction of the closing condition set forth in Section 6.2(k).

4.15 Exercise of the Braintree Option. Prior to the Closing, Sellers shall exercise their option to acquire certain real property in Braintree, Massachusetts described in that certain Option Agreement, dated as of October 20, 2005, by and between HCRI Massachusetts Property Trust and WEJJ-MED Realty LLC, upon which exercise such real property shall cease to be Leased Real Property and shall immediately become Owned Real Property for purposes of this Agreement.

4.16 Right of First Refusal. If at any time prior to the fifth anniversary of the Closing Date, the Sellers or Seller Owners seek to directly or indirectly sell, assign or otherwise transfer ownership of or beneficial interests in the Hollingsworth House DON (a “Transaction”), Sellers shall give written notice to Buyer, specifying the value attributable to the Hollingsworth House DON as determined in good faith by the Sellers (the “Offer Notice”). Buyer shall have the right, exercisable by providing a written response (the “Offer Response”) to Sellers within fifteen (15) days after the date of the Offer Notice, to agree to purchase Hollingsworth House DON for the price set forth in the Offer Notice and upon such other commercially reasonable and customary terms and conditions as may be mutually agreed by the parties. If (i) the Sellers do not receive an Offer Response within such fifteen (15) day period or (ii) Buyer declines to acquire the Hollingsworth House DON on the terms contained in the Offer Notice, then Sellers shall thereafter have the right to engage in the Transaction; provided, that such Transaction does not reflect a value for the Hollingsworth House DON that is less than the price at which the Hollingsworth House DON was offered to Buyer; provided, further, that such Transaction is consummated within one hundred eighty (180) days following the date of the Offer Notice. If the Transaction complying with the preceeding sentence is not consummated, then the Company shall again provide the Purchaser with the rights set forth in this Section 4.16 prior to consummating a Transaction with a third party offeree. If the Offer Response states that Buyer wishes to acquire the Hollingsworth House DON, the parties shall negotiate in good faith on an exclusive basis to consummate such a transaction at the price set forth in the Offer Notice and such other commercially reasonable and customary terms as may be mutually agreed by the parties and each party shall use their best efforts to cause the closing of such transaction to occur no later than sixty (60) days from the date of the Offer Response. Such 60-day period may be extended by mutual agreement of the parties. If, despite the parties’ good faith efforts, the parties do not consummate a transaction within such 60-day period (as it may be extended), Sellers shall thereafter have the right to consummate a Transaction with a third party; provided, that such Transaction does not reflect a value for the Hollingsworth House DON (as determined in good faith by the Sellers) that is less than the price at which the Hollingsworth House DON was offered to Buyer; provided, further, that such Transaction is consummated within one hundred eighty (180) days following the end of the 60-day period. If a Transaction complying with the preceding sentence is not consummated, then the Sellers shall again provide the Purchaser with the rights set forth in this Section 4.16 prior to consummating a Transaction with a third party offeree.

4.17 Sellers’ Staffing Contracts. Buyer consents to Sellers’ amendment of their staffing contracts with their Affiliates solely to the extent necessary to include the language set forth on Schedule 4.17.

4.18 Certain Real Estate Matters. Sellers shall reasonably cooperate in assisting Buyer with obtaining estoppel certificates from tenants or landlords at any one or more of the Owned Real Property or the Leased Real Property. Prior to the Closing, Sellers shall enter into an Amendment to Sublease with Dedham Endicott Realty LLC correcting the legal description.

ARTICLE V

CONFIDENTIALITY; NON-COMPETITION

5.1 Confidentiality.

(a) The parties agree that (i) all information not disclosed to the public by Sellers and the medical information of any patient currently receiving treatment or having previously received treatment at the Facilities, which is compiled by, obtained by, or furnished to Buyer or any of its agents or employees in the course of its due diligence review is acknowledged to be confidential information, trade secrets and the exclusive property of Sellers through the Closing Date, and of Buyer thereafter, and (ii) all information not disclosed to the public by Buyer regarding Buyer’s business or operations is acknowledged to be confidential information, trade secrets and the exclusive property of Buyer (collectively, “Confidential Information”).

(b) The term “Confidential Information” shall include the terms of this Agreement and the transactions contemplated hereby. Each of the parties hereto agrees not to divulge, directly or indirectly, any Confidential Information of the other party in any manner contrary to the interests of such party, use or cause or suffer to be used any Confidential Information in competition with such party, or use Confidential Information in violation of the patients’ confidentiality rights under HIPAA or any applicable state Law. Each of the parties acknowledges that the breach or threatened breach of the provisions of this Section would cause irreparable injury to the other party that could not be adequately compensated by money damages. Accordingly, a party may obtain a restraining order and/or injunction prohibiting a breach or threatened breach of the provisions of this Section, in addition to any other legal or equitable remedies that may be available. If requested by legal process to disclose any Confidential Information of another party, the party in receipt of such request shall promptly give notice thereof to the other party so that such party may, at its own cost and expense, seek an appropriate protective order or, in the alternative, waive compliance to the extent necessary to comply with such request if a protective order is not obtained. If a protective order or waiver is granted, the party subject to such legal process may disclose the Confidential Information to the extent required by such court order or as may be permitted by such waiver. Notwithstanding any part of the foregoing, Buyer shall be permitted to disclose Confidential Information, including without limitation a copy of this Agreement and the Assignment and Assumption and Bill of Sale agreements, for the purpose of complying with government filing requirements, taking any action necessary or appropriate to consummate the transactions contemplated hereby, and for the purpose of issuing a press release about the transaction following the date hereof, which press release, subject to Buyer’s legal compliance requirements, shall be subject to Sellers’ reasonable approval. Notwithstanding any part of the foregoing, Sellers shall be permitted to disclose Confidential Information, including without limitation a copy of this Agreement and the Assignment and Assumption and Bill of Sale agreements, for the purpose of complying with government filing and other governmental and regulatory requirements and taking any action necessary or appropriate to consummate the transactions contemplated hereby.

(c) The term “Confidential Information” does not include information that (i) is at the time of disclosure or later becomes generally known to the public or within the industry or segment of the industry to which such information relates without violation by a party of any of its obligations hereunder and not through any action by any of its directors, officers, employees and agents which, if committed by such party, would have constituted a violation by it of any of its obligations hereunder; (ii) at the time of disclosure to the other party was already known by such other party; or (iii) after the time of the disclosure to the other party, is received by such party from a third party which, to such party’s Knowledge, is under no confidentiality obligation with respect thereto.

5.2 Non-Competition and Non-Solicitation.

(a) As a material inducement to Buyer to enter into this Agreement, in consideration of the Purchase Price payable hereunder, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, as well as in recognition of the fact that the value of the Facilities, including the goodwill, would be diminished substantially if Sellers or any Signatory Owners, or their respective Affiliates, were to engage in any business or activities in competition with the Facilities or the Assets, Sellers and Signatory Owners covenant and agree that, except as required in the performance of the duties set forth in this Agreement or another written agreement with Buyer, neither any Seller, any Signatory Owner nor any Affiliate of any Seller or Signatory Owner will during the Period, directly or indirectly, become a Competitor, or otherwise take any action that may result in owning any interest in (other than the ownership of less than five percent of a company publicly traded on a national securities exchange acquired in open market transactions) , leasing, managing, operating, extending credit to (other than incidental to providing goods and services), or otherwise participating in (e.g., as a contractor, consultant, or employee), a Competitor, anywhere within the states of Maine, Massachusetts, New York, Vermont, New Hampshire, Rhode Island and Connecticut.

(b) Seller and each Signatory Owner further agree that they will not, during the Period, directly or indirectly take any action that may (i) induce any patient or customer of the Facilities (either individually or in the aggregate) to patronize any competing facility; (ii) request or advise any patient or customer of the Facilities to withdraw, curtail or cancel such person’s business with the Facilities; (iii) enter into any agreement the purpose or result of which would benefit any person other than Buyer if any patient or customer of Buyer were to withdraw, curtail, or cancel such person’s business with the Facilities; (iv) solicit, induce or encourage any employee at any of the Facilities or other person affiliated with any of the Facilities to curtail or terminate such person’s affiliation or employment, or take any action that results, or might reasonably be expected to result, in any employee or affiliate ceasing to perform services at any of the Facilities, provided that for the avoidance of doubt, family members of Signatory Owners, though not parties to this Agreement, are not to be deemed bound by the provisions of subsections (i), (ii), (iii) or this subsection (iv); or (v) disclose to any other person, firm or corporation the names or addresses of any customer or patient at any of the Facilities, either individually or collectively; provided, that the provisions of this Section 5.2(b) shall not prohibit any Signatory Owner from freely advising such Signatory Owner’s family members with respect to the topics referenced herein.

(c) If the provisions of this Section 5.2 are violated, in whole or in part, Buyer shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction to restrain and enjoin any Seller and any Signatory Owner from such violation without prejudice as to any other remedies Buyer may have at law or in equity. In the event of a violation, Sellers and Signatory Owners agree that it would be virtually impossible for Buyer to calculate its monetary damages and that Buyer would be irreparably harmed. If Buyer seeks such temporary restraining order or preliminary injunction, Buyer shall not be required to post any bond with respect thereto, or, if a bond is required, it may be posted without surety thereon. If any restriction contained in this Section 5.2 is held by any court to be unenforceable, or unreasonable, as to time, geographic area or business limitation, Sellers and Signatory Owners agree that such provisions shall be and are hereby reformed to the maximum time, geographic area or business limitation permitted by applicable laws. The parties further agree that the remaining restrictions contained in this Section 5.2 shall be severable and shall remain in effect and shall be enforceable independently of each other.

(d) Nothing contained herein shall be construed to prohibit the Seller or any of the Signatory Owners or their Affiliates from: (i) operating the same number of DON beds within the State of New York that Seller controls on the date hereof (the “Existing NY Business”); provided, however, that as long as the Existing NY Business is operated and controlled by any Seller or Signatory Owner, it will not compete in any way with any of the programs and operations currently being conducted with the Assets that provide Huntington’s disease and neuro-rehabilitation services; (ii) continuing their existing businesses solely in the areas of DME sales and rental, home health agency, and personnel staffing agency; (iii) providing pre-paid legal services or identity theft employee benefits products; (iv) providing pharmaceutical options for self-insured companies; (v) providing accounts receivable consulting and collection services;

(vi) performing lobbying of Governmental Authorities; (vii) providing guardianship and Rogers Laws services; (viii) providing Medicare consultation (including PIP analysis), representation and coordination with fiscal intermediaries; or (ix) engaging in any act not prohibited by this Agreement.

(e) Nothing contained herein shall be construed to prohibit (i) the Sellers or the Signatory Owners, directly or indirectly, from providing management and/or consulting services to Heights Crossing Assisted Living Facility as presently licensed, or (ii) the Sellers or the Signatory Owners, directly or indirectly, from participation in independent living and continuing care retirement community (“CCRC”) businesses that meets the criteria of a “Type A” continuing care retirement community as set forth in the “Report of the Task Force on Continuing Care Retirement Communities,” dated June 28, 1985, so long as no Medicaid certification is sought for any nursing facility operated in connection with the CCRC.

(f) Sellers and Signatory Owners specifically acknowledge, represent and warrant that the covenants set forth in this Section are reasonable and necessary to protect the legitimate interests of Buyer, and Buyer would not have entered into this Agreement in the absence of such covenants.

(g) The Period shall be extended by the length of any period of time during the Period during which any Seller or Signatory Owner is engaging in conduct in violation of the covenants set forth in this Section 5.2.

ARTICLE VI

CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE AND TO SELLER’S PERFORMANCE

6.1 Conditions to Buyer’s Obligations. The obligations of Buyer under this Agreement are subject to the satisfaction of the following conditions on or prior to the Closing Date, all or any of which may be waived in writing by Buyer:

(a) All representations and warranties made by Sellers and the Signatory Owners in this Agreement and in any written statements delivered to Buyer under this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on such dates, except to the extent that (i) Buyer provided Sellers after the date hereof with a written consent to the taking of the action which caused the representation or warranty to cease to be true and correct in all material respects or (ii) the change which renders such representation and warranty not true and correct is not adverse in any respect to Buyer, any Facility or the Assets.

(b) Sellers and Signatory Owners shall have performed, satisfied and complied with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) There shall not have occurred any Seller Material Adverse Effect or Buyer Material Adverse Effect.

(d) No suit, action or proceeding shall be pending or threatened by any third party or by or before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated thereby.

(e) The Title Company or, as applicable the Sellers’ Title Company, shall have issued the Title Insurance, insuring Buyer’s title to all of the Real Property, in accordance with the requirements of Section 1.11 hereof over all Title Objections other than those that have been cured to Buyer’s satisfaction.

(f) Sellers and the Signatory Owners shall have delivered to Buyer all documents required to be delivered by them, and all such documents shall have been properly executed by each of them, if applicable. Such documents shall include, without limitation:

(i) Good standing certificates for each Seller from the Secretary of State where such Seller has been organized, formed or incorporated, as applicable, dated no more than ten (10) days prior to the Closing Date;

(ii) A certificate signed by the secretary or other authorized officer of Sellers and dated as of the Closing Date, certifying (A) that the Board of Managers or other managing body and the Seller Owners have adopted resolutions to authorize the transactions contemplated by this Agreement, and (B) a specimen signature of an officer duly authorized thereby to execute the Acquisition Agreements and such other documents to be delivered in connection with Closing on behalf of Sellers;

(iii) Insurance binders showing purchase of tail coverage for any Seller professional and general liability insurance carried on a claims-made basis;

(iv) Quitclaim deeds in a form reasonably acceptable to Buyer conveying to Buyer (or such nominee as Buyer shall designate by notice to Sellers at least three (3) days prior to the Closing Date, in form sufficient for recording and/or filing, as the case may be) good and clear record, marketable and insurable fee simple title to the Owned Real Property described in attached Schedule 1.1(a), free and clear of any and all Liens (except for Permitted Exceptions);

(v) An opinion of Posternak, Blankstein & Lund, counsel to Sellers, substantially in the form and containing the substance of Exhibit A attached hereto;

(vi) A tax clearance certificate for each Seller from the Massachusetts and Maine Departments of Revenue and, where applicable, a corporate excise tax lien waiver from the Massachusetts and Maine Departments of Revenue;

(vii) All master keys to all locks on the Real Property; such instruments as are necessary to transfer the account in which the Credits are deposited to Buyer; true and correct copies of all books and records pertaining to the Assets and the Facilities; the original copies of the Assigned Contracts; and all documents in the possession of Seller pertaining to the residents or patients of the Facilities;

(viii) Any other documents, settlement statements, owner’s affidavits, mechanic’s lien affidavits, officer’s certificates or instruments as reasonably may be required by Buyer, Buyer’s lender or the Title Company to consummate the transactions contemplated hereby;

(ix) Estoppel certificates, (A) in form and substance reasonably satisfactory to Buyer and Buyer’s lender, from the landlord of the Facility located in Natick, Massachusetts and (B) in the form the landlord is obligated to deliver for the Facility located in Waltham, Massachusetts;

(x) Subordination, non-disturbance and attornment agreements, in form and substance reasonably satisfactory to Buyer and Buyer’s lender, from all mortgagees and lessors having an interest in the Real Property located in Natick, Massachusetts or Waltham, Massachusetts;

(xi) Final water and sewer readings for the Real Property within five (5) days before Closing;

(xii) Such other documents and instruments, each in a form reasonably satisfactory to Buyer and its counsel, as may be reasonably requested by Buyer in order to carry out the transactions contemplated by this Agreement and to vest good and clear, marketable title in the Assets and the Facilities in Buyer, free and clear of all Liens other than Permitted Exceptions;

(xiii) A non-foreign affidavit as required by the Foreign Investors in Real Property Tax Act, as amended (Section 1445 of the Code), in the form of Exhibit B, executed by each entity or individual comprising Sellers;

(xiv) A certification by each entity comprising the Sellers that all representations and warranties made by such Sellers hereunder are true and correct in all material respects as of the Closing Date;

(xv) Notices to each of the tenants at the Real Property; and

(xvi) Updated rent roll showing the status of each of the tenant leases at the Real Property.

(g) Sellers shall have executed and delivered to Buyer the various Assignment and Assumption and Bill of Sale agreements in the forms attached hereto as Exhibit C1 and Exhibit C2, dated and effective as of the Closing Date.

(h) Sellers shall have delivered duly executed copies of all Third Party Consents, excepting only Best Efforts Consents and Commercially Reasonable Efforts Consents, in the form attached as Exhibit H hereto or otherwise in form and substance reasonably satisfactory to Buyer, effective as of the Closing Date.

(i) Buyer shall have received all Governmental Approvals and consents by Governmental Authorities to the transfer or reissuance to Buyer of all DONs and all Licenses for the Facilities in form and substance reasonably satisfactory to Buyer.

(j) Buyer shall have received payment and release letters, together with UCC-3 termination statements, from all parties having financing statements filed against any of the Assets in form and substance satisfactory to Buyer, including but not limited to those listed in attached Schedule 2.23 except with respect to those provisions of the Assigned Personal Property Leases and Assigned Real Property Leases that are not leasehold mortgages.

(k) With respect to each of the Facilities that is the subject of a Master Lease with HCR, Buyer shall have entered into a new Master Lease and/or other agreements or arrangements, in form and substance reasonably satisfactory to Buyer, dated and effective as of the Closing Date.

(l) With respect to each of the Facilities that is the subject of a Master Lease between a Seller and HCPI, Buyer shall have entered into a new Master Lease and/or other agreements or arrangements (which may include HCPI’s consent to the applicable Seller’s assignment of each such lease to Buyer and the assumption of each such lease by Buyer), in form and substance reasonably satisfactory to Buyer, dated and effective as of the Closing Date.

(m) With respect to each of the Facilities located in Waltham, Massachusetts or Natick, Massachusetts, Buyer shall, to the extent required under the applicable lease agreement, have received a Landlord’s Consent to Assignment and Assumption of Lease executed by the applicable Seller and the landlord for such Facility, assigning to Buyer such Seller’s existing lease for that Facility that it currently leases from such landlord, in form and substance reasonably satisfactory to Buyer and Buyer’s lender, dated and effective as of the Closing Date.

(n) Buyer (i) shall have received all other required approvals, consents and clearances from Governmental Authorities in connection with the transactions contemplated by this Agreement, including receipt by Buyer of all licenses, permits, consents and approvals for Buyer to own and operate the Facilities, and (ii) has, and has been given, no reason to believe that the Facilities will not be eligible to continue their participation in the Medicare and Medicaid programs, and (iii) shall have been notified that any waiting period required under the HSR Act shall have expired.

(o) Sellers shall have executed and delivered to Buyer, for submission by Buyer to the appropriate authorities, (i) upon receipt of Medicare CHOW Approval, notifications to Sellers’ Medicare fiscal intermediary and state Medicaid program terminating electronic reimbursement to Sellers with respect to the Facilities for services provided after the Closing, (ii) upon receipt of Medicare CHOW Approval, CMS Form 855A prepared by Buyer, duly completed to report the change of ownership of the Facilities, and (iii) a notification to the healthcare licensing authority of each state where any Facility is located, relinquishing the relevant Seller’s license to operate such Facility and enclosing the original of such license, to the extent applicable.

(p) Sellers and the Escrow Agent shall have entered into the Escrow Agreement.

(q) Sellers shall have delivered full possession of the Real Property, free of all tenants and occupants except as expressly permitted hereunder, in the same condition as it now is, reasonable wear and tear excepted.

(r) Sellers shall have delivered the executed assignments of the Specialty Medical Agreements and the Health Care Staffing Agreements identified on Schedule 2.20.

(s) Each Signatory Owner and other Seller consultant or employee listed on Schedule 6.2(h) hereto, shall have entered into a consulting agreement in the form attached as Exhibit F hereto, with such other terms, if any, as are set forth on Schedule 6.2(h) or have otherwise been agreed in writing between Buyer and Seller contemporaneous with the execution hereof.

(t) Buyer shall have received such other documents and instruments, each in a form reasonably satisfactory to Buyer and its counsel, as may be reasonably requested by Buyer in order to carry out the transactions contemplated by this Agreement.

(u) The Real Property located at 1200 Suffield Street, Agawam, Massachusetts, specifically Parcels A, B-1 and B as shown on that certain Plan of Land in Agawam, Massachusetts prepared by Lewis & Cook surveyors dated January 17, 2005 and recorded with the Hampden Registry of Deeds at Book 336, Page 125, as described in Schedule 1.1(a) and Schedule 1.1(b), shall comply with all applicable zoning and subdivision requirements. The Real Property located at 10 Carematrix Drive, Dedham, Massachusetts, as described in Schedule 1.1(b) shall comply with all applicable zoning and subdivision requirements.

6.2 Conditions to Sellers’ Obligations. The obligations of Sellers under this Agreement are subject to the satisfaction of the following conditions, on or prior to the Closing Date, all or any of which may be waived in writing by Sellers:

(a) All representations and warranties made by Buyer in this Agreement and in any written statements delivered to Sellers under this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though made on such date.

(b) Buyer shall have performed, satisfied and complied with all obligations and covenants of Buyer required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Buyer shall have delivered to Sellers all documents required to be delivered by Buyer, and all such documents shall have been properly executed by Buyer, if applicable.

(d) Buyer shall have delivered to Sellers a good standing certificate from the State of Delaware dated no more than ten (10) days prior to the Closing Date.

(e) Buyer shall have delivered to Sellers certificates signed by an authorized officer of Buyer certifying, as of the Effective Date and as of the Closing Date, (i) the accuracy of Buyer’s representations and warranties as set forth in Article VI hereof, and (ii) compliance with Buyer’s covenants as set forth in this Agreement.

(f) Buyer shall have executed and delivered to Sellers the various Assignment and Assumption agreements.

(g) Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

(h) Buyer shall have executed and delivered to each Signatory Owner and other Seller consultant or employee listed on Schedule 6.2(h) hereto, a consulting agreement in the form attached as Exhibit F hereto, with such other terms, if any, as are set forth on Schedule 6.2(h) or have otherwise been agreed in writing between Buyer and Seller contemporaneous with the execution hereof.

(i) Buyer shall have delivered the executed guaranty of Buyer Guarantor (the “Guaranty”) in the form attached hereto as Exhibit I.

(j) An opinion of Mintz Levin Cohn Ferris Glovsky & Popeo, P.C., counsel to Buyer, substantially in the form and containing the substance of Exhibit G attached hereto.

(k) The letter of credit issued on behalf of the Sellers in favor of Health Care Property Investors, Inc. shall have expired in accordance with its terms or been terminated.

(l) Sellers shall have received such other documents and instruments, each in a form reasonably satisfactory to Sellers and their counsel, as may be reasonably requested by Sellers in order to carry out the transactions contemplated by this Agreement.

6.3 No Injunction or Action. The obligations of both Buyer and Seller under this Agreement are conditioned upon there being, as of the Closing Date, no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental agency concerning this Agreement which would make illegal or otherwise prevent consummation of this Agreement in accordance with its terms, and no proceeding or action brought by any governmental authority seeking the foregoing shall be pending.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1 Survival of Representations and Warranties. All Buyer Entities, Sellers and Signatory Owners representations and warranties contained in this Agreement or any other agreement, schedule, certificate, instrument or other writing delivered by or on behalf of Buyer Entities, Sellers or Signatory Owners in connection with this transaction shall survive for two (2) years after the Closing Date. If a party hereto determines that there has been a breach by any other party hereto of any such representation or warranty and notifies the breaching party in writing reasonably promptly after learning of such breach, such representation or warranty and liability therefor shall survive with respect to the specified breach until such breach has been resolved, but no party shall have any liability after such two (2) year period for any matters not specified in a writing delivered within such two (2) year period. Notwithstanding any term in this Section 7.1, the applicable statute of limitations (if any) shall be the survival period for any matter relating to fraud or willful, intentional or reckless misrepresentation or willful omission of a material fact in connection with this Agreement or the Acquisition Agreements and the transactions contemplated hereby or thereby. Notwithstanding any term in this Section 7.1, four

(4) years shall be the survival period for any matter relating to any violation of the representations and warranties made in any of the following sections of this Agreement: Section 2.13—“Payment Programs”; Section 2.14—“Compliance with Laws”; Section 2.16 – “Benefit Plan Compliance with Provisions of Applicable Law”; Section 2.19 – “Taxes”; and Section 2.30—“Environmental and Safety Matters.”

7.2 Indemnification by Sellers and Signatory Owners. Subject to the provisions of Section 7.4 below, each Seller and each of Jeffrey A. Goldshine and Douglas B. Noble agrees unconditionally and jointly and severally, and MaryCatherine Rumsey agrees unconditionally and severally and in an amount not to exceed ten percent (10%) of the Purchase Price, to indemnify, defend and hold Buyer and its Affiliates, officers, directors, managers, employees, agents and stockholders harmless, on demand, from and against the following:

(a) Any and all Losses of every kind, nature or description which arise out of or result from or as a consequence of (i) any false, incorrect or misleading representation or warranty or breach thereof made by or on behalf of Sellers or the Signatory Owners in this Agreement (including the Exhibits and Schedules hereto) or in any of the Acquisition Agreements; or (ii) any failure by any Seller or any Signatory Owner to perform, comply with or observe any one or more of their covenants, agreements or obligations contained in this Agreement or in any other agreement, instrument or document delivered to Buyer in connection with this Agreement or any of the transactions contemplated by this Agreement;

(b) Any and all Losses, including without limitation any transferee liabilities from any Payment Program, including without limitation the Medicare Program or the Medicaid Program/DHCFP, which may at any time or from time to time arise out of or result from or as a consequence of (i) the provision, delivery or sale by Sellers at any time on or prior to the Closing Date of any services; (ii) the production, provision or sale by Sellers at any time prior to the Closing Date of any property, products, materials or supplies of any kind; (iii) any Retained Liability; (iv) any failure by any Seller or any Signatory Owner to comply with the provisions of this Agreement; or (v) any failure by Sellers to discharge any obligations of Sellers which were incurred by Sellers on account of the period on or prior to the Closing Date (except for the Assumed Obligations), including without limitation the following: (A) any audit or investigation or civil, administrative or criminal proceedings arising as a result of the operation of Sellers’ business on or prior to the Closing Date whether or not Sellers or their Affiliates had Knowledge thereof as of the Closing Date, (B) any assessments, adjustments or offsets made against Buyer as a result of such an audit or investigation or in connection with the recovery by any governmental authority or administrative agency or any third party payor of any overpayments made to any Seller for services performed on or prior to the Closing Date, (C) Sellers’ failure to obtain any Third Party Consent referred to herein which is not actually waived in writing by Buyer or any UCC-3 release for any UCC-1 on file against any Seller prior to Closing, (D) any failure to obtain the BCBS Consents on a fifty cents per dollar of Losses basis such that Buyer on the one hand, and Sellers and Signatory Owners, on the other hand, each bear one-half of such Losses; provided, however, that the aggregate liability of the Sellers and the Signatory Owners for indemnification resulting from the failure to obtain the BCBS Consents shall not exceed an amount equal to Four Million Two Hundred Thousand Dollars ($4,200,000), (E) Buyer’s documented costs of personnel performing the billing and collection services described in Section 1.10 hereof, (F) any item shown on Schedule 2.11 or Schedules 2.13(a)(ii), 2.13(a)(iii),

2.13(a)(iv), 2.13(a)(v) or 2.14(a), (G) any violation of HIPAA by any Seller or Seller Owner, (H) any Monetary Lien or Title Objection not cured or covered by Title Insurance in accordance with Section 1.11 or any other indemnification obligation of Sellers pursuant to Section 1.11, (I) any Other Environmental Costs that are not deemed to be Remediation Costs pursuant to Section 1.6(c); and

(c) In the event of any claim for indemnification pursuant to Section 7.2(a), the Indemnified Parties will be entitled to indemnification only if the aggregate amount of all such Losses (which shall be determined for all purposes of this Article VII disregarding any qualification in any representation or warranty or condition to closing as to “materially” or “material”) exceed Five Hundred Thousand Dollars ($500,000) (the “Threshold Amount”), in which case the Sellers and Signatory Owners shall be responsible for all such Losses including the Threshold Amount. In addition, the aggregate liability of the Sellers and the Signatory Owners for indemnification pursuant to Section 7.2(a)(i) shall not exceed an amount equal to Thirty Three Million One Hundred Twenty-Five Thousand Dollars ($33,125,000). All such Losses shall be paid first from the Escrow Fund (as provided in the Escrow Agreement) and then by the Sellers and the Signatory Owners with regard to Losses in excess of the balance of the Escrow Fund. No claim (or, to the extent permitted by the following sentence, set of claims) under Section 7.2(a)(i) may be submitted unless it has (or they have, as applicable) a value of at least $25,000. Such claims or set of claims shall be aggregated and submitted together to the extent they relate to the breach of the representations and warranties contained in a particular numbered Section of this Agreement or any other Acquisition Agreement, regardless of the number of subsections and or clauses comprising such Section; provided, however, that claims relating to the condition of real property may not be so aggregated but may be submitted only if each claim, together with any claim arising from the same set of facts, circumstances or events, has a value of at least $25,000. For example, if with respect to a single Facility, Buyer incurs Losses of $10,000 to repair an elevator, $20,000 to repair the roof and $15,000 to replace an air conditioning unit and each such Loss has resulted from a breach by Sellers of its representations and warranties with respect to the condition of the Real Property, then, provided that the breaches do not arise from a single set of facts, circumstances or events, these three claims could not be aggregated and submitted together to comprise a claim with a value of at least $25,000.

(d) Notwithstanding anything to the contrary in this Agreement, except as provided in the next sentence, each Signatory Owner agrees to indemnify with respect to the breach of the covenants and obligations of Section 5.2 only with respect to his or her own breach. Jeffrey A. Goldshine and Douglas B. Noble agree to indemnify with respect to a breach of the covenants and obligations of Section 5.2 by Sellers but not with respect to a breach solely by an Affiliate if such Affiliate is Murray Sackman.

(e) Other than for fraud or willful, intentional or reckless misrepresentation or willful omission of a material fact in connection with this Agreement or the Acquisition Agreements and the transactions contemplated hereby or thereby, Buyer’s sole remedy for breach of any representation or warranty herein shall be the indemnification provisions of this Article 7.

(f) Notwithstanding anything to the contrary in this Agreement, Seller and Signatory Owners make no representations or warranties regarding the ADA and shall have no responsibility with respect thereto other than for Retained Liabilities.

(g) Notwithstanding any term in this Section 7.2, Seller and Signatory Owners shall have no liability for the covenants contained in Section 4.13 hereof (“Release of Liens; Conveyance of Assets”) unless a claim is made on or prior to the fourth (4th) anniversary of the Closing Date.

7.3 Indemnification by Buyer. Subject to the provisions of Section 7.4 below, Buyer agrees unconditionally to indemnify, defend and hold the Sellers and the Signatory Owners harmless, on demand, from and against any and all of the following:

(a) Any and all Losses of every kind, nature or description which arise out of or result from or as a consequence of (i) any false, incorrect or misleading representation or warranty or breach thereof made by or on behalf of Buyer or Buyer Guarantor in this Agreement (including the Exhibits and Schedules hereto) or in any of the Acquisition Agreements; or (ii) any failure by Buyer or Buyer Guarantor to perform, comply with or observe any one or more of its covenants, agreements, or obligations contained in this Agreement or in any other agreement, instrument or document delivered to Sellers in connection with this Agreement or any of the transactions contemplated by this Agreement; and

(b) Any and all Losses which may at any time or from time to time arise out of or result from or as a consequence of (i) Buyer’s operation of the Facilities after the Closing Date (excepting, however, any conditions or circumstances which continue to exist after the Closing Date but occurred or arose prior to the Closing Date); (ii) the provision, delivery or sale by Buyer at any time after the Closing Date of any services; (iii) the production, provision or sale by Buyer at any time after the Closing Date of any property, products, materials or supplies of any kind; (iv) any Assumed Obligation; (v) any failure by Buyer to comply with the provisions of this Agreement; (vi) any Losses that arise from the inclusion of the historical financial statements of Sellers in any of Buyer’s filings with the Commission pursuant to Section 4.9(c) hereof but only to the extent that such historical financial statements as prepared by Sellers were not incomplete or inaccurate; and (vii) relating to, or the failure by Buyer to discharge, any obligations of Buyer which were incurred by Buyer after the Closing Date (except for the Retained Liabilities), including without limitation the following: (A) any audit or investigation or civil, administrative or criminal proceedings arising as a result of the business of the Facilities after the Closing Date, and (B) any assessments, adjustments or offsets made against Sellers as a result of such an audit or investigation or in connection with the recovery by any governmental authority or administrative agency or any third party payor of any overpayments made to Buyer for services performed after the Closing Date.

(c) Notwithstanding anything to the contrary in this Agreement, in the event of any claim for indemnification pursuant to Section 7.3(a), the Indemnified Parties will be entitled to indemnification only if the aggregate amount of all such Losses (which shall be determined for all purposes of this Article VII disregarding any qualification in any representation or warranty as to “materially” or “material”) exceed the Threshold Amount, in which case the Buyer shall be responsible for all such Losses including the Threshold Amount. In addition, the aggregate liability of the Buyer for indemnification pursuant to Section 7.3(a)(i) shall not exceed an amount equal to Thirty Three Million One Hundred Twenty-Five Thousand Dollars ($33,125,000). For claims under Section 7.3(a)(i), such claims shall be aggregated and submitted together such that each claim or set of claims asserted related to the breach of the representations and warranties contained in a particular numbered Section of this Agreement or any other Acquisition Agreement, regardless of the number of subsections and or clauses comprising such Section, has a value of at least $25,000.

(d) Other than for fraud or willful, intentional or reckless misrepresentation or willful omission of a material fact in connection with this Agreement or the Acquisition Agreements and the transactions contemplated hereby or thereby, the Sellers and Signatory Owners sole remedy for breach of any representation or warranty herein shall be the indemnification provisions of this Article 7.

7.4 Indemnification Procedures. Any party seeking indemnification under this Article VII (an “Indemnified Party”) shall give each party from whom indemnification is being sought (each, an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given rise to or could give rise to a right of indemnification under this Agreement, stating the amount of the loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and liabilities of an Indemnifying Party under this Article VII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:

(a) If any Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give each Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release any Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is materially prejudiced by such failure.

(b) If an Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any losses that may result from such Third Party Claim, then such Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, further however, that if it would be detrimental to the defense of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.

(c) In the event an Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnifying Party declines to take such defense and the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.

(d) If the Indemnifying Party shall have failed to assume the defense of any claim in accordance with the provisions of this article, then the Indemnified Party shall have the absolute right to control the defense of such claim and, if and when it is finally determined that the Indemnified Party is entitled to indemnification from the Indemnifying Party hereunder, the fees and expenses of the Indemnified Party’s counsel shall be borne by the Indemnifying Party and paid by the Indemnifying Party to the Indemnified Party within five (5) business days of written demand therefor, but the Indemnifying Party shall be entitled, at its own expense, to participate in (but not control) such defense.

(e) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 7.4(b) above, (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably provided that the Indemnified Party is completely released from all claims) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably provided that the Indemnified Party is completely released from all claims).

ARTICLE VIII

MISCELLANEOUS

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date as follows:

(a) By mutual written consent of Buyer and Sellers;

(b) By either Buyer or Sellers, if the Closing shall not have occurred on or before the date of the first month-end that is at least one hundred twenty (120) days after the date hereof (the “Closing Deadline”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of Closing to occur on or before such date; provided, further, that either the Sellers or the Buyer may, upon written notice to the other on or prior to the Closing Deadline, extend the Closing Deadline to no later than the third month-end after the Closing Deadline if such an extension is reasonably necessary in order to obtain the Governmental Approvals, in which case, so long as Sellers and Signatory Owners are ready, willing and able to fulfill all of their obligations under this Agreement precedent to the Closing, Buyer shall pay to Sellers One Hundred Seventy-Five Thousand Dollars ($175,000) on the first calendar day of the first calendar month following the Closing Deadline and on the first calendar day of each month thereafter until the Closing occurs or this Agreement is terminated. Such payment shall not be credited against or have any effect on the amount of the Purchase Price payable hereunder.

(c) By either Buyer or Sellers, if any final and nonappealable order or other legal restraint or prohibition preventing the consummation of the transaction contemplated by this Agreement shall have been issued by any Governmental Authority or any Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of the transaction;

(d) By Buyer, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within thirty (30) days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of a Seller or Signatory Owner set forth in this Agreement, such that a condition set forth in Section 6.1 would not be satisfied, or upon a failure of any one or more conditions set forth in Section 6.1; or

(e) By Sellers, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within thirty (30) days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that a condition set forth in Section 6.2 would not be satisfied, or upon a failure of any one or more conditions set forth in Section 6.2.

8.2 Notice of Termination. In the event of termination of this Agreement by either Buyer or Sellers pursuant to Section 8.1 (b), (c), (d) or (e) hereof, the terminating party shall give prompt written notice thereof to the nonterminating party. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further effect, there shall be no liability under this Agreement on the part of either Buyer or Seller and all rights and obligations of each party hereto shall cease, provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

8.3 Expenses. Each of the parties hereto shall pay its own fees, costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

8.4 Entire Subject Matter; Amendment. This Agreement, together with its Schedules and Exhibits and all ancillary agreements and exhibits and schedules thereto to be delivered at Closing, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, either oral or written. The Agreement may not be amended, or any term or condition waived, unless signed by the party to be charged or making the waiver. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by other party(ies), or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

8.5 Assignment. No party hereto shall assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other party; provided, however, that Buyer shall be permitted, without the consent of Sellers, to assign or otherwise transfer this Agreement or any of its rights hereunder: (a) upon the purchase or sale of all or substantially all of the assets or stock of Buyer or its ultimate parent corporation or the transfer (by operation of law or otherwise) of the ownership or control of Buyer or its ultimate parent corporation, to the purchaser of such assets or stock or the transferee of such interests; (b) upon the purchase, transfer or sale of all or substantially all of the Assets purchased from Sellers by Buyer pursuant to this Agreement or the business or operations conducted at the Facilities (or any replacement location) to the purchaser or transferee of such Assets, business or operations; or (c) to any Affiliate of Buyer; provided that in any such cases Buyer and Buyer Guarantor shall not be relieved of their obligations hereunder or under the Buyer Guarantor guaranty. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each of their respective successors, heirs and assigns.

8.6 Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed in that State.

8.8 Schedules and Exhibits. The Schedules and Exhibits attached hereto are an integral part of this Agreement. All exhibits and schedules attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Asset Purchase Agreement together with all such exhibits and schedules, and all ancillary agreements and exhibits and schedules thereto to be delivered at Closing.

8.9 Severability. Any provision hereof which is held to be prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be adjusted rather than avoided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible without in any manner invalidating the remaining provisions hereof.

8.10 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed properly given (a) three (3) business days after being sent by registered or certified mail, postage prepaid, or (b) on the date of electronic confirmation after being sent by facsimile to the parties at the address listed below:

If to a Seller:	Commonwealth Communities Holdings LLC

909 Sumner Street

Stoughton, MA 02072

Attention: Jeffrey A. Goldshine

	Facsimile:	(781) 297-8422

With a copy to:	Posternak Blankstein & Lund

800 Boylston St., 33rd Floor Boston, MA 02199 Attention: Gerald J. Billow, Esq. Facsimile: (617) 367-2315

If to a Signatory Owner, at the address set forth below his or her name on the signature page hereto

With a copy to:	PosternakBlankstein & Lund 800 Boylston St., 33rd Floor Boston, MA 02199 Attention: Gerald J. Billow, Esq. Facsimile: (617) 367-2315

If to Buyer:	Kindred Healthcare, Inc. 680 South Fourth Avenue Louisville, KY 40202 Attention: General Counsel Facsimile:(502) 596-4858

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Tel: (617) 542-6000 Attention: John R. Pomerance, Esq. Facsimile: (617) 542-2241

8.11 Representation by Counsel. Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

8.12 Construction. The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.13 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.14 Waivers. No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement. No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party. To be effective any waiver must be in writing and signed by the waiving party.

8.15 Limitations on Representations and Warranties. Buyer and each Seller and Signatory Owner acknowledges that the detailed representations and warranties set forth in this Agreement have been carefully negotiated and prepared by the parties. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTIES, WHETHER EXPRESS OR IMPLIED, AS TO ANY PROJECTIONS, FORECASTS OR OTHER FORWARD LOOKING STATEMENTS, INFORMATION OR OTHER MATTERS. To the extent that any offering memoranda or summary prepared by any Seller, any Signatory Owner or any of their respective advisors or representatives are or has been provided to the Buyer, Buyer acknowledges and agrees that no representation or warranties are made as to the completeness or accuracy of such memoranda or summaries.

THEREFORE, the parties hereto have executed, or caused this Asset Purchase Agreement to be executed by their duly authorized representatives, as of the date first written above.

BUYERS:		SELLERS:

Kindred Development 31, LLC		Needham Assisted Living LLC

By:	/s/ Gregory C. Miller	By:	/s/ Jeffrey A. Goldshine
Name: Gregory Miller Title: Senior Vice President, Corporate Development and Financial Planning		Name: Jeffrey A. Goldshine Title: Manager

Laurel Lake Assisted Living LLC

		By:	/s/ Jeffrey A. Goldshine
Name: Jeffrey A. Goldshine Title: Manager

Kindred Development 32, LLC		GNRS Saco LLC

By:	/s/ Gregory C. Miller	By:	/s/ Jeffrey A. Goldshine
Name: Gregory Miller Title: Senior Vice President, Corporate Development and Financial Planning		Name: Jeffrey A. Goldshine Title: Manager

GNRS Cape Elizabeth LLC

		By:	/s/ Jeffrey A. Goldshine
Name: Jeffrey A. Goldshine Title: Manager

Kindred Development 33, LLC		Agawam Nursing LLC

By:	/s/ Gregory C. Miller	By:	/s/ Jeffrey A. Goldshine
Name: Gregory Miller Title: Senior Vice President, Corporate Development and Financial Planning		Name: Jeffrey A. Goldshine Title: Manager

Signature Page to Purchase And Sale Agreement

Kindred Development 34, LLC		Braintree Manor Nursing LLC

By:	/s/ Gregory C. Miller	By:	/s/ Jeffrey A. Goldshine
Name: Gregory Miller Title: Senior Vice President, Corporate Development and Financial Planning		Name: Jeffrey A. Goldshine Title: Manager

Kindred Development 35, LLC		Canton Nursing LLC

By:	/s/ Gregory C. Miller	By:	/s/ Jeffrey A. Goldshine
Name: Gregory Miller Title: Senior Vice President, Corporate Development and Financial Planning		Name: Jeffrey A. Goldshine Title: Manager

Kindred Development 36, LLC		Dedham Nursing LLC

By:	/s/ Gregory C. Miller	By:	/s/ Jeffrey A. Goldshine
Name: Gregory Miller Title: Senior Vice President, Corporate Development and Financial Planning		Name: Jeffrey A. Goldshine Title: Manager

Kindred Development 37, LLC		Fall River Nursing LLC

By:	/s/ Gregory C. Miller	By:	/s/ Jeffrey A. Goldshine
Name: Gregory Miller Title: Senior Vice President, Corporate Development and Financial Planning		Name: Jeffrey A. Goldshine Title: Manager

Kindred Development 38 LLC		Laurel Lake Nursing LLC

By:	/s/ Gregory C. Miller	By:	/s/ Jeffrey A. Goldshine
Name: Gregory Miller Title: Senior Vice President, Corporate Development and Financial Planning		Name: Jeffrey A. Goldshine Title: Manager

Kindred Development 39, LLC		Needham Nursing LLC

By:	/s/ Gregory C. Miller	By:	/s/ Jeffrey A. Goldshine
Name: Gregory Miller Title: Senior Vice President, Corporate Development and Financial Planning		Name: Jeffrey A. Goldshine Title: Manager

Signature Page to Purchase And Sale Agreement

Kindred Development 40, LLC		South Boston Nursing LLC

By:	/s/ Gregory C. Miller	By:	/s/ Jeffrey A. Goldshine
Name: Gregory Miller Title: Senior Vice President, Corporate Development and Financial Planning		Name: Jeffrey A. Goldshine Title: Manager

Kindred Development 41, LLC		Wareham Nursing LLC

By:	/s/ Gregory C. Miller	By:	/s/ Jeffrey A. Goldshine
Name: Gregory Miller Title: Senior Vice President, Corporate Development and Financial Planning		Name: Jeffrey A. Goldshine Title: Manager

Kindred Development 42, LLC		Springfield Hospital LLC

By:	/s/ Gregory C. Miller	By:	/s/ Jeffrey A. Goldshine
Name: Gregory Miller Title: Senior Vice President, Corporate Development and Financial Planning		Name: Jeffrey A. Goldshine Title: Manager

Kindred Development 43, LLC		Braintree Hospital LLC

By:	/s/ Gregory C. Miller	By:	/s/ Jeffrey A. Goldshine
Name: Gregory Miller Title: Senior Vice President, Corporate Development and Financial Planning		Name: Jeffrey A. Goldshine Title: Manager

Kindred Development 44, LLC		Stoughton Nursing LLC

By:	/s/ Gregory C. Miller	By:	/s/ Jeffrey A. Goldshine
Name: Gregory Miller Title: Senior Vice President, Corporate Development and Financial Planning		Name: Jeffrey A. Goldshine Title: Manager

Kindred Development 45, LLC		Leicester Nursing LLC

By:	/s/ Gregory C. Miller	By:	/s/ Jeffrey A. Goldshine
Name: Gregory Miller Title: Senior Vice President, Corporate Development and Financial Planning		Name: Jeffrey A. Goldshine Title: Manager

Signature Page to Purchase And Sale Agreement

WEJJ-MED Realty LLC

By:	/s/ Jeffrey A. Goldshine
Name: Jeffrey A. Goldshine Title: Manager

Commonwealth Health and Residential Services LLC

By:	/s/ Jeffrey A. Goldshine
Name: Jeffrey A. Goldshine Title: Manager

SIGNATORY OWNERS:

/s/ Jeffrey A. Goldshine	/s/ Douglas B. Noble
Jeffrey A. Goldshine	Douglas B. Noble

Address:	Address:
29 Manomet Rd	15 Marla Circle
Sharon, MA 02067	Newton, MA 02459

/s/ Mary Catherine Rumsey
MaryCatherine Rumsey

Address:
2 Bullmoose Run
Hopkinton, MA 01748

Signature Page to Purchase And Sale Agreement

THEREFORE, the undersigned is delivering its executed Guaranty simultaneously with the execution hereof.

Buyer Guarantor.

KINDRED HEALTHCARE OPERATING INC.

By:	/s/ Gregory C. Miller
Name:	Gregory Miller
Title:	Senior Vice President, Corporate Development and Financial Planning

Signature Page to Purchase And Sale Agreement

SCHEDULES

P	Buyers and Sellers (including jurisdiction of organization) and Map tying Each Buyer to a Seller

R-1	Beds, Location, Ownership, Licenses

R-2	Table of Definitions

1.1(a)	Legal Description of Real Property/Owned

1.1(b)	Legal Description of Real Property/Leased

1.1(c)	Equipment

1.1(h)	Intellectual Property

1.2	Certain Retained Assets

1.5	Employee Matters

1.6(b)	Purchase Price Allocation to Sellers

1.6(c)	Known Environmental Conditions

1.6(e)	Calculation of Medicaid Receivable

1.7	Purchase Price Allocation to Assets

1.11-A	Permitted Exceptions

1.11-B	Title Objections

2.3(a)	Governmental Consents and Approvals

2.3(b)	Third Party Consents

2.5	Seller Licenses

2.6	Subsidiaries

2.7(i)	Exceptions to Ownership of Owned Real Property

2.7(ii)	Exceptions to Maintenance of Assets

2.7(iii)	Physical Plant Waivers

2.8	Personal Property Leases

2.9	Financial Statements

2.10	Certain Events

2.11	Legal Proceedings

2.13(a)(i)	Payment Programs

2.13(a)(ii)	Payment Programs (Reviews)

2.13(a)(iii)	Payment Programs (Recoupment)

2.13(a)(iv)	Payment Programs (Fines)

2.13(a)(v)	Payment Programs (Fraudulent Claims)

2.14(a)	Violations of Laws

2.14(b)	Compliance with Laws

2.14(c)	Survey Reports

2.14(d)	OSHA Violations

2.14(e)	HIPAA Violations

2.14(g)	Rogers Law

2.15(c)	Staffing

2.15(d)	Union Contracts

2.16	Employee Benefit Matters

2.16(d)	Self-insured Employee Plans

2.18	Brokers

2.19	Taxes

2.20(a)	Contracts

2.20(b)	Defaults

2.20(c)	Prepayments

2.20(d)	Impaired Contracts

2.21(b)	Exceptions to Real Estate Compliance With Law

2.21(d)	Claims Against Real Property

2.21(i)	Other Persons in Possession of Real Property

2.21(j)	Real Estate Agents/Brokers

2.22(a)	Real Property Leases

2.22(b)	Real Property Leases (Defaults by Sellers)

2.23	Financing Statements

2.24	Intercompany Transactions

2.25	Insurance

2.27	Intellectual Property

2.28	Credits

2.29	Census and Payor Mix

2.30	Environmental and Safety Matters

2.31	Patient Care Incidents

2.32	BCBSMA Contracts

3.6	BCBS Relationship

4.4	Initial Regulatory Filings

4.9	Certain Records

4.17	Staffing Contract Terms

6.2(h)	Certain Signatory Owners and Employees

EXHIBITS

A	Form of Sellers’ Counsel Opinion

B	FIRPTA Certificate

C1	Form of Assignment and Assumption Agreement

C2	Form of Bill of Sale

D	intentionally omitted

E	Form of Escrow Agreement

F	Forms of Employment and Consulting Agreements

G	Form of Buyer’s Counsel Opinion

H	Form of Consents

I	Form of Guaranty

Schedule R-2

TABLE OF DEFINITIONS

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“ADA” means the Americans with Disabilities Act of 1990, as amended.

“Antitrust Laws” has the meaning set forth in Section 4.4(b).

“Acquisition Agreements” means this Agreement, the various Assignment and Assumption and Bill of Sale agreements, the Escrow Agreement and all other agreements executed in connection with this Agreement and in connection with Closing.

“Affiliates” has the meaning set forth in Rule 501 of Regulation D under the Securities Act and, in the case of the Sellers, includes each Seller Owner.

“Agreement” has the meaning set forth in the first sentence of this Agreement.

“Assets” has the meaning set forth in Section 1.1.

“Assigned Contract” has the meaning set forth in Section 2.20.

“Assigned Personal Property Lease” has the meaning set forth in Section 2.8.

“Assigned Real Property Lease” has the meaning set forth in Section 2.22.

“Assumed Obligations” has the meaning set forth in Section 1.3.

“BCBS Consent” means the unconditional written consent of BCBSMA to the assignment of each of the BCBSMA Contracts to the Buyer.

“BCBSMA” has the meaning set forth in Section 2.32.

“BCBSMA Contracts” has the meaning set forth in Section 2.32.

“Best Efforts Consents” has the meaning set forth in Section 2.3(b).

“Buyer” has the meaning set forth in the first sentence of this Agreement. For the purposes of Section 7.2, the term “Buyer” shall include Buyer and its Affiliates.

“Buyer Material Adverse Effect” means that Kindred Healthcare, Inc. has received written notice under that certain $300,000,000 Amended and Restated Credit Agreement, dated as of June 28, 2004, among Kindred Healthcare, Inc., JPMorgan Chase Bank, J.P. Morgan Securities Inc., Citicorp USA, Inc., General Electric Capital Corporation, The CIT Group/Business Credit, Inc. and Wells Fargo Foothill (the “Buyer Credit Agreement”) that an event has occurred which constitutes a “Material Adverse Effect” (as that term is defined in the Buyer Credit Agreement).

“Closing” has the meaning set forth in Section 1.8 of this Agreement.

“Closing Balance Sheets” has the meaning set forth in Section 4.8(a).

“Closing Date” has the meaning set forth in Section 1.8 of this Agreement.

“Closing Pro Ration Schedule” has the meaning set forth in Section 1.9 of this Agreement.

“CMS” has the meaning set forth in Section 4.3(b).

“COBRA” means continuation of coverage of group welfare plan benefits in accordance with the provisions of Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts Consents” has the meaning set forth in Section 2.3(b).

“Competitive Services” means the business of providing, offering, managing, arranging or subcontracting the operation or leasing of a skilled nursing facility, assisted living facility, nursing home, long term acute or chronic care facility or hospital for care of residents or patients.

“Competitor” means any person, clinic, corporation, limited liability company, partnership, management services organization, proprietorship, independent practice association, firm, entity or association which, including without limitation as an employee or consultant, engages in, or is preparing to engage in, Competitive Services.

“Confidential Information” has the meaning set forth in Section 5.1.

“Contract” has the meaning set forth in Section 2.20.

“Credits” has the meaning set forth in Section 1.1(e).

“DHCFP” has the meaning set forth in Section 2.13(a).

“Directly or indirectly,” as used in Section 5.2 whether or not capitalized, means any and all activities undertaken by, through or on behalf of any Seller, any Seller Owner or any of their Affiliates, and any and all entities with respect to which any Seller, any Seller Owner and their Affiliates serve as a contractor, agent or representative.

“DME” has the meaning set forth in Section 1.2.

“DON” means determination of need, certificate of need and such other similar designations as are applicable in each state.

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization.

“Effective Date” has the meaning set forth in the first sentence of this Agreement.

“Employee Benefit Plans” means any “employee benefit plan” as defined in Section 3(3) of ERISA and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements or any other plan or arrangement to provide compensation or benefits to any individual, written or otherwise, which has ever been sponsored or maintained, contributed to or entered into for the benefit of, or relating to, any present or former employee, officer or director of any Seller or any ERISA Affiliate, without regard to whether such individual is a Seller Employee or a Transferring Employee, whether terminated or not.

“Environmental Laws” means any Law pertaining to: (a) the protection of health, safety and the indoor or outdoor environment; (b) the conservation, management or use of natural resources and wildlife; (c) the protection or use of surface water and ground water; (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, emission, discharge, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance; or (e) pollution (including any emission, discharge or release to air, land, surface water and ground water of any material); and includes, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”) and the Solid Waste Disposal Act, as amended, 42 U.S.C. § 6901 et seq.

“Environmental Licenses” means all Licenses required under any Environmental Law.

“Equipment” has the meaning set forth in Section 1.1(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) that together with any Seller is a member of: (i) a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) a group of trades or business under common control within the meaning of Section 414(c) of the Code; (iii) an affiliated service group within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an Affiliate of any Seller under Section 414(o) of the Code.

“Escrow Agent” has the meaning set forth in the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 1.6(b).

“Escrow Fund” has the meaning set forth in Section 1.6(b).

“Existing NY Business” has the meaning set forth in Section 5.2(d).

“Facilities” has the meaning set forth in the Recitals of this Agreement.

“Final Balance Sheet” has the meaning set forth in Section 4.8(b).

“Financial Statements” has the meaning set forth in Section 2.9.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied.

“Governmental Approval” has the meaning set forth in Section 2.3(a) hereof.

“Governmental Authority” means any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

“Guaranty” has the meaning set forth in Section 6.2(i) hereof.

“GUST” means a series of four United States federal tax Laws that, inter alia, required changes to how certain retirement plans are operated.

“Hazardous Substance” shall mean any hazardous substance, as defined in CERCLA, and any other chemical, compound, product, solid, gas, liquid, pollutant, contaminant or material which is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof), radioactive material, and medical or infectious waste.

“HCR” means HCRI Massachusetts Property Trust and HCRI Massachusetts Property Trust II., each a Massachusetts business trust.

“HCPI” means Health Care Property Investors, Inc., a Maryland corporation.

“HIPAA” has the meaning set forth in Section 2.14(e).

“Hollingsworth House DON” means the DON for the renovation or replacement of the Hollingsworth House nursing home in Braintree, MA.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Intellectual Property” means all recipes, patents, inventions, know how, show how, designs, trade secrets, copyrights, trademarks, trade names, service marks, fictitious and assumed business names, Internet domain names, manufacturing processes, licensed software, formulae, technology or the like, and all applications for any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 2.9.

“IRS” has the meaning set forth in Section 1.7.

“Knowledge” or “knowledge” wherever used in this Agreement with respect to any Seller, means (i) the actual knowledge of each and every Seller Owner and the Sellers’ chief financial officer, and (ii) the knowledge of each current and former (since January 1, 2005), divisional director of operations, director(s) of operations, administrator, executive director, chief executive officer, director of human resources, director of health and personal care services of each Facility, and the knowledge that a reasonable person in each such position would be deemed to have based on due inquiry.

“Known Environmental Condition” has the meaning set forth in Section 1.6(c).

“Labor Contract” has the meaning set forth in Section 2.15.

“Law” or “Laws” means any and all federal, state, and local statutes, codes, licensing requirements, ordinances, laws, rules, regulations, decrees or Orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree or Order of any court or governmental agency, department or authority.

Licenses” means licenses, permits, consents, approvals, authorizations, waivers, registrations, qualifications and certifications of any governmental or administrative agency or authority (whether federal, state or local), including without limitation any DON approvals, Medicare, Medicaid and other provider numbers, certificates or determinations of need, CLIA and DEA waivers and certifications, and such life safety code waivers and other waivers as are related to the physical construction, configuration or condition of the Facilities (“Physical Plant Waivers”).

“Liens” means any liens (including, without limitation, workmen’s, mechanics’ and materialmen’s liens), liabilities, claims, security interests, charges, mortgages, deeds of trust, suits, proceedings, options, easements, trusts, restrictions, obligations or other encumbrances of any kind or nature, whether accrued, absolute, contingent or otherwise.

“Losses” means losses, damages, liabilities, actions, suits, proceedings, claims, demands, taxes, sanctions, deficiencies, assessments, judgments, costs, interest, diminution in value, penalties and expenses (including without limitation reasonable attorneys’ fees, which shall include a reasonable estimate of the allocable costs of in-house legal counsel and staff). “Losses” shall exclude indirect, punitive, special, exemplary, consequential and incidental damages. Notwithstanding the prior sentence, nothing in this Agreement shall be deemed to preclude (a) Buyer from asserting Losses relating to an adverse change to the EBITDA of the Assets and the Facilities resulting from a circumstance, event or occurrence for which the Buyer is indemnified pursuant to Section 7.2 or (b) the Sellers or Signatory Owners from disputing that any such adverse change in EBITDA has resulted in Losses.

“LTACH” means long-term acute care hospital.

“Medicare CHOW Approval” has the meaning set forth in Section 4.3(b).

“Non-Competition Agreements” means the agreement of each Seller and each Signatory Owner with respect to non-competition and non-solicitation pursuant to Section 5.2 hereof.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Other Environmental Costs” has the meaning set forth in Section 1.6(c).

“Payment Programs” means Medicare, TRICARE, Medicaid, Worker’s Compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs including without limitation the Seller Payment Programs.

“pending,” when (i) used in reference to an investigation or proceeding in Sections 2.5(a), 2.11, 2.13(a), 2.14(g), 2.15(d), 2.30 or 3.3, shall mean an investigation or proceeding of which any Seller or Seller Owner has received oral or written notice or of which Sellers have Knowledge and which has not been fully and finally concluded and (ii) used in Section 2.21, shall mean a change in applicable zoning designation, special assessment, condemnation or other eminent domain proceeding, or historic preservation designation of which any Seller or Seller Owner has received oral or written notice and which has not been fully and finally concluded.

“Period,” as used in Section 5.2, means five (5) years from the Closing Date, as the same may be extended pursuant to the terms of Section 5.2.

“Permitted Exceptions” shall mean those Liens described on Schedule 1.11-A.

“Personal Property Leases” has the meaning set forth in Section 2.8.

“Physical Plant Waivers” has the meaning set forth in the definition of the term “Licenses.”

“Pre-Closing Accounts Receivable” has the meaning set forth in Section 1.10.

“Post-Closing Accounts Receivable” has the meaning set forth in Section 1.10.

“Purchase Price” has the meaning set forth in Section 1.6.

“Real Property” has the meaning set forth in Section 1.1(a).

“Real Property Leases” has the meaning set forth in Section 2.22.

“Real Property Operational Laws” has the meaning set forth in Section 2.21(b).

“Remediation Costs” has the meaning set forth in Section 1.6(c).

“Retained Assets” has the meaning set forth in Section 1.2.

“Retained Contract” has the meaning set forth in Section 2.20.

“Retained Liabilities” has the meaning set forth in Section 1.4 hereof.

“Rogers Laws” means applicable Laws regarding the administration of anti-psychotic medications, including without limitation M.G.L. c. 201, s. 6 and regulations promulgated concerning the same.

“Securities Act” has the meaning set forth in Section 4.9(c).

“Securities Exchange Act” has the meaning set forth in Section 4.9(c).

“Seller” has the meaning set forth in the first sentence of this Agreement.

“Seller Employees” has the meaning set forth in Section 1.5.

“Seller Licenses” has the meaning set forth in Section 2.5.

“Seller Material Adverse Effect” means (i) any event, circumstance, change or effect that individually or in the aggregate with all other events, circumstances, changes or effects, is reasonably expected to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of Sellers’ businesses or any of the Facilities or Assets or to Seller’s ability to perform its obligations as contemplated in this Agreement; provided, however, that actions, events, conditions or circumstances occurring or arising as a result of any of the following, either alone or in combination, shall not constitute a “Seller Material Adverse Effect” or a breach of a representation, warranty, covenant or agreement that is qualified by the term “Seller Material Adverse Effect”: (a) any general condition affecting the industries in which the Sellers are engaged, (b) the announcement or pendency of any of the transactions contemplated by this Agreement, (c) any action taken by Sellers at Buyer’s request or pursuant to related transaction documents, (d) general economic, political and financial market changes, (e) the adoption of any Law affecting the industry in which the Sellers or Buyer are engaged, (f) an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence or any acts of terrorism, and (g) any matters specifically disclosed in the schedules attached to this Agreement.

“Seller Owners” means Jeffrey A. Goldshine, Douglas B. Noble, Mary Catherine Rumsey and Murray L. Sackman.

“Seller Payment Programs” has the meaning set forth in Section 2.13(a).

“Sellers’ Title Company” means Lawyers Title Insurance Company.

“Selling Parties” means collectively, the Sellers and Signatory Owners.

“Signatory Owners” has the meaning set forth in the first sentence of this Agreement.

“Supplies” has the meaning set forth in Section 1.1(d).

“Surveys” has the meaning set forth in Section 1.11.

“Taxes” means all taxes of any type or nature whatsoever, including without limitation, income, gross receipts, excise, franchise, property, value added, import duties, employment, payroll, sales and use taxes and any additions to tax and any interest or penalties thereon.

“Tax Returns” means any and all returns, declarations, reports, claims for refunds and information returns or statements relating to Taxes, required to be filed by any Seller for itself and for the Employee Benefit Plans of any Seller, including all schedules or attachments thereto and including any amendment thereof.

“Terminated Personal Property Leases” has the meaning set forth in Section 2.8.

“Terminated Real Property Leases” has the meaning set forth in Section 2.22.

“Third Party Consent” has the meaning set forth in Section 2.3(b).

“Title Commitment” has the meaning set forth in Section 1.11.

“Title Company” has the meaning set forth in Section 1.11.

“Title Insurance” has the meaning set forth in Section 1.11.

“Title Objections” has the meaning set forth in Section 1.11.

“Transferring Employees” has the meaning set forth in Section 1.5.

“Year-End Financial Statements” has the meaning set forth in Section 2.9.

“WARN” has the meaning set forth in Section 1.5.